Exhibit 4.4

Execution Version

STOCK PURCHASE AGREEMENT

by and among

USARAD HOLDINGS, INC.,

dr. michael yuz,

THE OTHER SELLERS LISTED ON THE SIGNATURE PAGE,

Seller Representative,

and

NANO-X IMAGING, INC.

and

Nano-X Imaging Ltd.

Dated as of October 25, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Schedules

Schedule 2.2(c) – Allocation of Purchaser Price and Flow of Funds
Schedule 2.5.1(a) – Sample Working Capital Calculation
Schedule 2.5.1(b) –Sample Closing Statement
Schedule 2.6.1 – Earn Out Schedule
Disclosure Schedules

EXHIBITS

Exhibit A Form of Escrow Agreement
Exhibit B Form of Non-Competition Agreement

-vi-

Stock PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of October 25, 2021, by and among (i) Dr. Michael Yuz (“Yuz”), (ii) the other stockholders of capital stock of the Company listed on the signature page (the “Other Stockholders” and together with Yuz, the “Stockholders”), (iii) the holders of vested options to purchase Company Stock (as defined below) who are Accredited Investors (as defined below) listed on the signature page (each, an “Accredited Optionholder” and together the “Accredited Optionholders”), (iv) the Warrantholders (as defined below), which hold warrants to purchase Company Stock (as defined below) (each of Yuz and each of the Other Stockholders, Accredited Optionholders and Warrantholders are referred to individually as a “Seller”, and together as the “Sellers”), (v) Dr. Michael Yuz as the representative of Sellers under this Agreement (“Seller Representative”), (vi) USARAD Holdings, Inc., a Delaware corporation (the “Company”), (vii) NANO-X IMAGING, INC., a Delaware corporation (the “Buyer”), and (viii) Nano-X Imaging Ltd., a company organized under the laws of the State of Israel (the “Parent”).

Whereas, the Stockholders are the record and beneficial owners of all of the shares of stock in the Company (the “Shares”).

Whereas, the Stockholders desire to sell and transfer all of the Shares to the Buyer, and the Buyer desires to acquire all of the Shares, all on the terms and subject to the conditions set forth in this Agreement.

Whereas, the Accredited Optionholders desire to cancel all Accredited Options (as defined below) and the Warrantholders desire to cancel all Warrants (as defined below), in each case, in exchange for a portion of the Purchase Price on the terms set forth in this Agreement.

Whereas, the Buyer is a wholly owned subsidiary of the Parent.

Whereas, the condition and inducement to the Buyer’s willingness to enter into this Agreement, the individuals listed on Schedule 6.12 are, concurrently with the execution of this Agreement, executing and delivering Non-Competition Agreements in the form of Exhibit B (the “Non-Competition Agreements”), that will each become effective as of the Closing.

Whereas, the Company and Parent entered into that certain binding letter of intent dated August 9, 2021 (the “LOI”) and, in connection with entering into the LOI, the Parent deposited $750,000 with the Company (the “Deposit”).

Now, therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.

1.1.  Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise or the context otherwise requires, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to the Stockholders, the Accredited Optionholders, the Warrantholders, the Company, the Buyer or the Parent. The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. All references in this Agreement to monetary amounts will, unless otherwise specified, be to United States dollars. Any Legal Requirement defined or referred to herein or in any agreement or instrument that is referred to herein shall include any modification, amendment or re-enactment thereof, and any Legal Requirement substituted therefor, in each case as of the time of inquiry, representation or covenant. Any reference to a Governmental Authority or statutory or regulatory provisions shall be deemed also to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement) or Contract, is, unless otherwise specified, to the agreement or Contract as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References to a Person are also to its successors and permitted assigns.

1.2.  Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“401(k) Plan” is defined in Section 8.10.1.

“Acquisition Transaction” means, other than the transactions contemplated by this Agreement, any Person’s (other than Buyer’s or Parent’s) offer, proposal or inquiry relating to, or any indication of interest in: (a) any merger, consolidation or other form of business combination with or involving the Company, (b) the sale, license, disposition or acquisition of all or any material portion of the business or assets of the Company, including the grant of any license to any Intellectual Property of the Company, other than non-exclusive licenses granted to customers of the Company in the ordinary course of business, (c) the issuance, grant, disposition or acquisition of any Shares or other equity participations of the Company (other than the issuance of equity to employees of the Company), or (d) any other transaction that would be inconsistent with or that would reasonably be likely to have an adverse effect upon any of the Contemplated Transactions.

“Accredited Investor” means an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

“Accredited Optionholder” is defined in the Preamble.

“Accredited Option” means each vested Company Stock Option held by an Accredited Optionholder.

“Accredited Option Payment” means the portion of the Cash Consideration allocable to the Accredited Optionholders in consideration of the Accredited Options, net of the aggregate exercise price of all Accredited Options, and less the portions of the Deposit, Escrow Cash Amount, and Seller Representative Fund Amount attributable to the Accredited Optionholders in consideration of the Accredited Options, which amount will be distributed among the Accredited Optionholders, all in accordance with and as set forth on the Allocation Schedule.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, known inquiry or investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Anti-bribery Laws” is defined in Section 3.9.2.

“Audited Financial Statements” is defined in Section 3.5.

“Balance Sheet Time” means 11:59 p.m. New York time on the day immediately preceding the Closing Date.

“Basis” means any fact, condition or occurrence that forms the basis for any reasonably foreseeable specific consequence.

“Business” means the businesses conducted by the Company and its direct and indirect Subsidiaries as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in New York, New York.

“Buyer” is defined in the Preamble.

“Buyer Failure to Close” is defined in Section 10.1.6.]

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1, (Organization), 5.2 (Authorization), 5.4 (Valid Issuance of Stock Consideration), 5.6 (Brokers), and 5.7 (Capital Structure).

“Buyer Indemnified Parties” is defined in Section 9.2.1.

“Cash Consideration” is defined in Section 2.2(a).

“Cash on Hand” means all cash and cash equivalents (including short-term liquid investments with maturities of ninety (90) days or less) of the Company (including any portion of the Deposit remaining as of the Closing), which will be calculated on a consolidated basis.

“CFR” means the U.S. Code of Federal Regulations.

“Claim Dispute Notice” is defined in Section 9.4.4.

“Claim Notice” is defined in Section 9.4.1.

“Closing” is defined in Section 2.3.

“Closing Stock Consideration” is defined in Section 2.2(b).

“Closing Date” is defined in Section 2.3.

“Closing Statement” is defined in Section 2.5.2.

“Closing Stock Value” means the lower of (i) the volume weighted average price (as quoted by The Nasdaq Global Market) of Parent Stock for the 30-Trading Day period ending two Business Days prior to the Closing, and (ii) the volume weighted average price (as quoted by The Nasdaq Global Market) of Parent Stock for the 30-Trading Day period ending on August 6, 2021.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations issued thereunder.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.7.

“Company Indebtedness” means the amount outstanding as of the Closing in respect of the Indebtedness of the Company excluding the PPP Loan.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company.

“Company’s Knowledge” means the actual knowledge of Yuz, Jonathan Krutchik, Brian Phelan, and Elli Yuz, in each case, after reasonable internal inquiry of his or her respective direct reports.

“Company Stock” means shares of the stock of the Company.

“Company Stock Options” means the outstanding options to purchase Company Stock.

“Company Registered IP” is defined in Section 3.11.1.

“Confidentiality Agreement” is defined in Section 8.1.5.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement that are anticipated to be consummated at the Closing.

“Continuing Business” means the business of the Company and its Subsidiaries existing immediately prior to the Closing, as such business is operated by the Continuing Business Company following the Closing Date.

“Continuing Business Company” means the Company, any successor to the Company, or any Person into which the Company may be merged carrying out the Continuing Business following the Closing.

“Contract” means any legally binding contract, agreement, lease, license, sublicense, option, understanding, covenant-not-to-sue, promise, undertaking or other binding arrangement, purchase order, instrument, note or other document or instrument, whether oral or written (other than an Employee Plan).

“Customer Deliverables” shall mean (a) the products that the Company or any of its Subsidiaries currently produces, markets, sells or licenses and (b) the services that the Company or any of its Subsidiaries currently provides.

“Deposit” is defined in the Recitals.

“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by or on behalf of the Company and the Sellers on the date hereof in connection with the representations and warranties in Section 3 and Section 4.

“Dispute Notice” is defined in Section 2.5.3.

“Dispute Submission Notice” is defined in Section 2.5.4.

“Disputed Item” is defined in Section 2.5.3.

“D&O Indemnifiable Claim” is defined in Section 8.7.2.

“D&O Indemnified Person” is defined in Section 8.7.1.

“D&O Indemnifying Party” is defined in Section 8.7.2.

“D&O Tail Policy” is defined in Section 8.7.3.

“Earn Out” is defined in Section 2.6.2(a).

“Earn Out Amount” is defined in Section 2.6.2(a).

“Earn Out Dispute Notice” is defined in Section 2.6.4(a).

“Earn Out Dispute Submission Notice” is defined in Section 2.6.4(a).

“Earn Out Payment Date” is defined in Section 2.6.2(a).

“Earn Out Period” means the First Earn Out Period, the Second Earn Out Period, the Third Earn Out Period and the Post-FDA Clearance Earn Out Period.

“Earn Out Schedule” means Schedule 2.6.1 attached hereto and incorporated herein (the “Earn Out Schedule”).

“Earn Out Statement” is defined in Section 2.6.1.

“Earn Out Stock Value” means the average of (i) the volume weighted average price (as quoted by The Nasdaq Global Market) of Parent Stock for the 30-Trading Day period ending two Business Days prior to the final day of the relevant Earn Out Period, and (ii) the volume weighted average price (as quoted by The Nasdaq Global Market) of Parent Stock for the 30-Trading Day period ending on August 6, 2021.

“EBITDA” is defined in Section 2.6.3.

“Economic Milestone” means Milestones in Components A.1. or A.2. of the Earnout Schedule.

“Employee Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA, (b) each other employment, consulting, indemnification, severance pay, salary continuation, pay in lieu of notice, bonus, incentive, retention, change in control compensation, incentive stock, stock option, stock purchase or other equity or equity-based compensation, fringe benefit, employee loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (c) each other employee benefit plan, contract, program, fund or arrangement (whether written or oral, funded or unfunded) and any trust, escrow or similar agreement related thereto, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any Liability, contingent or otherwise.

“Employment Practices” is defined in Section 3.18.1.

“Environmental Laws” means all applicable national, federal, state, provincial and local Legal Requirements relating to pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) who, together with any other Person, is or has within the last four years been considered, a single employer pursuant to Section 414 of the Code or Section 4001(b) of ERISA.

“Estimated Cash on Hand Amount” is defined in Section 2.5.1.

“Escrow Account” is defined in Section 2.5.1.

“Escrow Agent” is defined as Continental Stock Transfer & Trust Company, a New York corporation.

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit A, to be entered into on or prior to the Closing Date by the Buyer, the Seller Representative, the Parent, and the Escrow Agent.

“Escrow Amount” means $2,325,000, consisting of the Escrow Cash Amount and the Escrow Stock Amount.

“Escrow Cash Amount” means $600,000 in cash.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination. For purposes of determining the value of the Escrow Funds, any shares of Parent Stock will be valued on the basis of the Closing Stock Value.

“Escrow Stock Amount” means the number of shares of Parent Stock with a value of approximately $1,725,000 (as adjusted as necessary to avoid fractional shares), determined on the basis of the Closing Stock Value.

“Escrow Termination Date” is defined in Section 9.1.

“Estimated Cash on Hand Amount” is defined in Section 2.5.1.

“Estimated Closing Statement” is defined in Section 2.5.1.

“Estimated Company Indebtedness” is defined in Section 2.5.1.

“Estimated Transaction Bonus Payments” is defined in Section 2.5.1.

“Estimated Transaction Expenses” is defined in Section 2.5.1.

“Estimated Working Capital Amount” is defined in Section 2.5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” is defined in Section 10.1.4.

“FDA” is defined in Section 2.5.5.

“FDA Application Integrity Policy” is defined in Section 2.5.5.

“FDA Clearance” means approval or clearance from the FDA to market and sell the Nanox Arc or, with respect to any 510(k) application, receipt of a letter from the FDA of substantial equivalence, for the relevant indications.

“Final Cash on Hand Amount” is defined in Section 2.5.5.

“Final Company Indebtedness” is defined in Section 2.5.5.

“Final Transaction Bonus Payments” is defined in Section 2.5.5.

“Final Transaction Expenses” is defined in Section 2.5.5.

“Final Working Capital Amount” is defined in Section 2.5.5.

“Financial Controls” is defined in Section 3.5.3.

“Financial Statements” is defined in Section 3.5.1.

“First Earn Out Period” means the twelve (12) consecutive calendar months immediately following the Closing Date.

“Fraud” means actual and intentional fraud with the intent to deceive (and not constructive fraud, equitable fraud or negligent misrepresentation) with respect to any representation or warranty set forth in this Agreement or the Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any national, supranational, foreign, provincial, federal, state, municipal or local government, including any political subdivision thereof, or governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission, and any department, court, tribunal or judicial body, or agency of any of the foregoing.

“Government Contract” means any Contract, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, purchase order, delivery order, task order, change order or other commitment or funding vehicle between the Company or any of its Subsidiaries and (a) any Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a) or (b), and any modification of any of the foregoing.

“Governmental Order” means any ruling, award, decision, injunction, judgment, determination, assessment, agreement, order, decree, writ or other requirement entered, issued or made by any Governmental Authority.

“Hazardous Substance” means “hazardous substance” (as defined in 42 U.S.C. § 9601(14)).

“ICL” means the Companies Law 5759-1999 of the State of Israel.

“Income Tax” means any Tax measured in whole or in part by income or gains (or similar Tax imposed in lieu thereof).

“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person on a consolidated basis (a) in respect of indebtedness for borrowed money (including all accrued interest thereon, and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness), including the PPP Loan, (b) evidenced by notes, debentures or similar instruments, (c) in respect of any earn out or other deferred purchase price for the acquisition by such Person of any business, property or other Person, but excluding any ordinary trade accounts payable or accruals incurred in the ordinary course of business which are captured in the accounts payable and/or accrued expenses of the Company, (d) in respect of letters of credit, solely to the extent drawn upon by third parties, (e) as lessee under leases that would be required to be recorded as capital leases in accordance with GAAP and (f) with respect to guarantees of obligations of the types described in clauses (a) through (e) above of any other Person.

“Indemnified Taxes” means any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, including the portion of a Straddle Period attributable to the Pre-Closing Tax Period as provided in Section 8.8.4; provided, however, that in no event shall any Tax arising from any elections by or with respect to the Company or any Company Subsidiary under Code Sections 338 or 336(e) with respect to any transactions contemplated by this Agreement be considered or treated as attributable to the Pre-Closing Tax Period for any purposes of this Agreement.

“Indemnified Party” means with respect to any claim for indemnification pursuant to Section 9, each Buyer Indemnified Party or Seller Indemnified Party asserting such claim (or on whose behalf such claim is asserted) under Section 9.2 or 9.3, as the case may be.

“Indemnifying Party” means, with respect to any claim for indemnification pursuant to Section 9, the party or parties against whom such claim has been asserted.

“Indemnity Agreement” is defined in Section 8.7.1.

“Independent Referee” means RSMUS LLP; provided that, if RSMUS LLP is unable or unwilling to serve as Independent Referee, and the Buyer and the Seller Representative are unable to agree on another independent and nationally recognized firm with expertise in disputes of the type contemplated by Section 2.5 within fifteen (15) Business Days of receiving notice that RSMUS LLP will not serve as Independent Referee, the Buyer and the Seller Representative shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Referee.

“Insurance Policies” is defined in Section 9.5.

“Insurance Proceeds” is defined in Section 9.5.

“Intellectual Property” means all: (a) granted patents, pending patent applications, and all related continuation, continuation-in-part, divisional, reissue and re-examinations thereof, utility models, statutory invention registrations and design patents; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) computer software, data and documentation; (e) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, unpublished copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (g) copies and tangible embodiments thereof.

“Interim Financial Statements” is defined in Section 3.5.1.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Internal Systems” shall mean any hardware, software, data, equipment, technology or internal systems used by or on behalf of the Company or its Subsidiaries to produce the Customer Deliverables.

“IRCA” is defined in Section 3.18.1.

“Leases” is defined in Section 3.13.1(h).

“Legal Requirement” means, with respect to any Person, any national, supranational, federal, state, provincial, municipal or local statute, law, ordinance, code, rule, resolution, constitution, administrative regulation, Governmental Order, regulatory requirement, stipulation, determination, or regulation issued, enacted, implemented or otherwise put into law by or under the authority of a Governmental Authority and applicable to such Person.

“Liabilities” means any and all liabilities, Indebtedness, claims, commitments, deficiencies and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Legal Requirement, Action or Government Order and those arising under any Contract.

“Liability Claim” means an indemnification claim by or on behalf of an Indemnified Party for Losses that it believes are or may be recoverable pursuant to Section  9, other than in respect of a Third-Party Claim.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement, encumbrance, charges or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“LOI” is defined in the Recitals.

“Losses” means the amount of any reasonably foreseeable actual losses, damages, awards, fines, penalties, expenses or fees (including reasonable fees and expenses of counsel), costs (including costs of investigation, arbitration and court costs), claims, demands, Liabilities, judgments, or Taxes of any nature, whether or not involving any Action, including any costs of defending any Actions or enforcing a Buyer Indemnified Party’s or Seller Indemnified Party’s rights under this Agreement, but excluding any punitive damages exemplary damages, and damages based on “multiple of earnings,” “multiple of cash flow” or other similar valuation methodologies based on a “multiple”.

“Material Adverse Effect” any effect, change, event, development or circumstance that, considered together with all other effects, changes, events, developments or circumstances is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such change, effect, event, development or circumstance caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement, pendency or consummation of the Contemplated Transactions, including the impact of any of the foregoing on relationships with customers, suppliers, sales representatives, or Workers, (b) conditions affecting the global or national economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Company conducts its business, (c) any change in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, (e) any national or international political or social conditions, including the engagement or continuation by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (f) pandemics (including any Legal Requirement issued in response to a pandemic), earthquakes, hurricanes, tornados, floods or other natural disasters, (g) the failure by the Company to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (g) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (h) any action taken by, or with the written consent of, the Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Company; except, in the case of the foregoing clauses (b) or (c), to the extent such changes or effects would have a disproportionate effect on the Company compared to other Persons in the industries and geographic regions in which the Company conducts its business.

“Material Contract” is defined in Section 3.13.1.

“Milestone” means an Earn Out milestone, as set forth on the Earn Out Schedule.

“Nasdaq” is defined in Section 5.4.

“New Litigation Claim” is defined in Section 8.1.2.

“NIS” means New Israeli Shekels, the lawful currency of the State of Israel.

“Non-accredited Optionholder” is defined in Section 2.7.1(b).

“Non-Competition Agreements” is defined in the Recitals.

“Non-Economic Milestone” means any Milestone that is not an Economic Milestone.

“Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Other Stockholders” is defined in the Recitals.

“Parent Stock” means Parent’s Ordinary Shares, NIS 0.01 per share.

“parties” is defined in Section 1.1.

“Permits” means all permits, certificates, licenses, franchises, consents, approvals and authorizations from Governmental Authorities that are necessary to the conduct of the Company’s business or operations as presently conducted.

“Permitted Liens” means (a) Liens for Taxes, not yet due and payable or the amount or validity of which is being contested in good faith, and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) landlords’ and warehousepersons’ Liens, as well as mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, (e) the interests of the lessors and sublessors of any leased properties, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the property related thereto, (g) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements, or (h) Liens disclosed on the Interim Financial Statements or in the notes thereto or securing liabilities reflected on the Interim Financial Statements.

“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Post-Closing Reduction Amount” is defined in Section 2.5.5(a).

“Post-Closing Tax Period” means any taxable period or portion thereof on or after the Closing Date.

“Post-FDA Clearance Earn Out Period” means the six (6) consecutive calendar months immediately following FDA Clearance.

“Potential Claim” is defined in Section 8.13.1.

“PPP Escrow Account” is defined in Section 2.4.1(g).

“PPP Escrow Agent” means Wells Fargo Bank, N.A. or Continental Stock Transfer & Trust Company, a New York corporation, as the case may be.

“PPP Escrow Agreement” is defined in Section 2.4.1(g).

“PPP Escrow Amount” is defined in Section 2.4.1(g).

“PPP Funds” means the outstanding amount of the PPP Loan Agreement, including all interest and accrued thereon as of the Closing Date and interest that would accrue thereon through October 31, 2022.

“PPP Loan” means the funds received by the Company pursuant to the PPP Loan Agreement.

“PPP Loan Agreement” means the Company’s Promissory Note and Agreement issued to Wells Fargo Bank, N.A., and dated on or about March 31, 2021, under the SBA Paycheck Protection Program.

“Pre-Closing Tax Return” is defined in Section 8.8.2(a).

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion through the end of the day immediately before the Closing Date for any Straddle Period.

“Prohibited Actions” is defined in Section 2.6.5(a).

“Proposed Action” is defined in Section 9.14.2.

“Proprietary Information” means any information related to the Company, Buyer or the Parent, including any information related to their respective business, organization, financial situation, operations, purchasing and sales activities, Intellectual Property, source codes, information relating to services, operating processes, procedures, price lists, customer lists, technology, designs, and specifications, or other proprietary information of the business of the Company, Buyer or the Parent, this Agreement, the Contemplated Transactions, and the existence of this Agreement and the Contemplated Transactions.

“Purchase Price” is defined in Section 2.2.

“Records” means all files, documents, ledgers, papers, books and records and similar information (whether in paper, electronic or other tangible or intangible form) of the Company that are used or held for use by the Company in, or necessary for the conduct of, the Business, including all technical information, operating and production records, service records, service protocols, documentation of service methodologies, quality control records, blueprints, drawings, technical plans, research and development notebooks and files, customer data, mailing lists, warranty information, product testing reports, manuals, engineering and scientific data, catalogs, advertising and other marketing materials, brochures, sales and promotional literature, standard forms of documents, business plans, budgets, price lists, customer lists and lists of suppliers.

“Reference Balance Sheet” is defined in Section 3.5.1.

“Reference Balance Sheet Date” is defined in Section 3.5.1.

“Regulatory Filings” is defined in Section 8.5.1(b).

“Released Matter” is defined in Section 8.13.1.

“Released Parties” is defined in Section 8.13.1.

“Releasing Parties” is defined in Section 8.13.1.

“Representative” means, with respect to any Person, any director, partner, manager, officer, employee, or Controlling Person of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Representative Committee” is defined in Section 9.14.2.

“Representative Committee Member” is defined in Section 9.14.2.

“Revenue” is defined in Section 2.6.3.

“Revenue Statement” is defined in Section 2.6.1.

“Schedules Notice” is defined in Section 8.9.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 5.9.

“Second Earn Out Period” means the twelve (12) consecutive calendar months immediately following first anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the Preamble.

“Seller Affiliates” means, for purposes of Section 8.13.1, such Seller’s directors, officers, controlling Persons, employees, and affiliated investment funds, if any, but does not include any of such Seller’s or Seller’s Affiliates’ portfolio companies or limited partners.

“Seller Failure to Close” is defined in Section 10.1.7.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Power and Authorization), 3.2 (Organization), 3.3 (Capitalization; Subsidiaries), 3.7 (Taxes), 3.19 (Brokers), 4.1 (Organization, Power and Standing), 4.2 (Authorization; Enforceability) and 4.4 (Ownership of Shares).

“Seller Indemnified Parties” is defined in Section 9.3.

“Seller Representative” is defined in the Preamble.

“Seller Representative Fund Amount” means an amount in cash equal to $25,000.

“Shares” is defined in the Recitals.

“Siemens” means Siemens Healthineers Beteiligugen GmbH & Co. KG.

“Stock Consideration” means Closing Stock Consideration and Stock Earn Out.

“Stock Earn Out” means shares of Parent Stock with a value of $6,500,000, calculated on the basis of the Earn Out Stock Value.

“Straddle Period” means any taxable period that includes but does not end on the day immediately before the Closing Date.

“Straddle Period Tax Return” is defined in Section 8.8.2(a).

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or stock having by their terms ordinary voting power to elect a majority of the board of directors, other Persons performing similar functions, or the right to appoint or elect a general partner, is owned or controlled directly or indirectly by such first Person.

“Tax” or “Taxes” means any and all (a) United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, special assessment or other governmental and quasi-governmental charges in the nature of a tax payable to any Taxing Authority and including all interest, penalties, additional taxes and additions to tax imposed with respect thereto., whether disputed or not, (b) Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (c) Liability under any state abandonment or unclaimed property, escheat or similar Legal Requirement, and (d) Liability for the payment of any amounts of the type described in clauses (a), (b) or (c) of this sentence as a result of (1) being a transferee of or successor to any person or (2) any express or implied obligation to indemnify or pay any other person for any such amounts.

“Tax Proceeding” is defined in Section 8.8.5.

“Tax Return” means any return, report, form, or information statement required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.

“Third Earn Out Period” means the twelve (12) consecutive calendar months immediately following second anniversary of the Closing Date.

“Third-Party Claim” is defined in Section 9.6.1.

“Trading Day” means any day that The Nasdaq Global Market is open for trading.

“Transaction Bonus Payments” means the bonus and other compensatory payments that become payable by the Company solely as a result of the consummation of the Contemplated Transactions, and any employer portion of payroll Taxes related to such payments.

“Transaction Expenses” means all fees, costs and expenses incurred or otherwise payable by the Company in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including such fees and expenses of counsel to the Company, counsel to the Sellers and any other professional fees and expenses, 50% of all premiums and other expenses associated with the D&O Tail Policy, in each case to the extent incurred but unpaid as of the Closing (and excluding the Transaction Bonus Payments and any fees, costs and expenses paid or payable by the Sellers).

“Transfer” is defined in Section 2.6.6.

“Transfer Taxes” means any sales, use, transfer, value added, real property transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions. For the avoidance of doubt, Transfer Taxes do not include any Seller’s Income Taxes.

“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of the Treasury under and pursuant to the Code.

“Unaudited Financial Statements” is defined in Section 3.5.1.

“Warrantholder” means each of Siemens and Physician Fund LP.

“Warrants” “means the outstanding warrants to purchase Company Stock.

“Warrant Payment” means the portion of the Cash Consideration allocable to the Warrantholders in respect of the Warrants, net of the aggregate exercise price of all Warrants, and less the portions of the Deposit, Escrow Cash Amount, and Seller Representative Fund Amount attributable to the Warrantholders in consideration of the Warrants, which amount will be distributed among the Warrantholders, all in accordance with and as set forth on the Allocation Schedule.

“Worker” means any current or former officer, director, employee (regular, temporary, part-time or otherwise), consultant, project worker, agent or individual independent contractor of the Company or any of its Subsidiaries.

“Working Capital” means (a) the current assets of the Company (consisting solely of those asset account line items specified on Schedule 2.5.1(a), excluding all Cash on Hand and current and deferred Income Tax assets), minus (b) the current liabilities of the Company (consisting solely of liability account line items as specified on Schedule 2.5.1(a)), excluding any amounts payable in respect of Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, PPP Loan, and current and deferred Income Tax liabilities, in each case determined on a consolidated basis. Working Capital will be calculated using the accounting principles, methods, and practices utilized in preparing the Financial Statements, applied on a consistent basis, applied in accordance with Schedule 2.5.1(a).

“Working Capital Target” means $353,209.

“Yuz” is defined in the Preamble.

2.  The Transaction.

2.1.  Purchase and Sale of the Shares. At the Closing, and subject to the terms and conditions set forth in this Agreement, (a) the Stockholders shall sell, transfer and deliver to the Buyer, free and clear of all Liens (other than Liens imposed by the Organizational Documents of the Company and applicable securities laws) the Shares, (b) the Accredited Optionholder will cancel in full each such Accredited Optionholder’s Accredited Options pursuant to this Agreement in exchange for a portion of the Purchase Price; (c) the Warrantholders will cancel in full each such Warrantholder’s Warrants pursuant to this Agreement in exchange for a portion of the Purchase Price; and (d) the Buyer shall purchase from the Stockholders the Shares and acknowledge the cancellation of the Accredited Options and the Warrants, all in exchange for the consideration specified in Section 2.2.

2.2.  Purchase Price. The aggregate consideration for the purchase and sale of the Shares pursuant to this Agreement will be:

(a)  an amount in cash (the “Cash Consideration”) calculated as follows:

2.2.1.  $7,000,000 in cash;

2.2.2.  minus the Estimated Company Indebtedness;

2.2.3.  minus the amount of the Estimated Transaction Expenses to be paid at the Closing pursuant to Section 2.4.1(c);

2.2.4.  minus the amount of the Estimated Transaction Bonus Payments to be paid pursuant to Section 2.4.1(d);

2.2.5.  plus the Estimated Cash on Hand Amount; and

2.2.6.  plus the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; or minus the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target;

Plus

(b)  Such number of shares of Parent Stock to be issued upon Closing valued at $11,500,000 (calculated based on the Closing Stock Value (the “Closing Stock Consideration”; the aggregate consideration in Sections 2.2(a) and (b) is referred to as the “Purchase Price”);

Plus

(c)  The Earn Out Amount payable pursuant to Section 2.6, if earned.

(d)  The Cash Consideration and the Closing Stock Consideration, and the Earn Out Amount (if earned), and each Stockholder’s, Accredited Optionholder’s, and Warrantholder’s allocable share of the Escrow Amount, PPP Escrow Amount, and Seller Representative Fund Amount will be allocated among the Stockholders, the Accredited Optionholders, and Warrantholders as set forth in Schedule 2.2(c) (the “Allocation Schedule”).

The Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including in accordance with Section 2.5. Although included in the Estimated Cash on Hand on the Estimated Closing Statement, the Deposit is a component of the Purchase Price and is paid as part of the aggregate consideration for the purchase and sale of the Shares.

2.3.  The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place by electronic document transfer (i.e., .pdf signature pages and fully executed documents exchanged via email) as promptly as practicable following, but in no event later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and Seller Representative agree in writing (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Section 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.4.  Closing Deliveries and Payments.

2.4.1.  Buyer Closing Deliveries and Payments. At the Closing, the Buyer and Parent shall deliver or cause to be delivered the following:

(a)  to the Stockholders, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to the Buyer not less than five (5) Business Days prior to the Closing Date, an amount in cash equal to (i) the Cash Consideration, minus (ii) (A) the Deposit, (B) the Escrow Cash Amount, (C) the Seller Representative Fund Amount; (D) the Accredited Option Payment, (E) the Warrant Payment;

(b)  to accounts specified by the Company at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full any outstanding amount of Estimated Company Indebtedness, except for the $75,000 contingent payment to Stone Creek Consulting, Inc., which will be payable pursuant to Section 8.15;

(c)  to accounts specified by the Company at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Transaction Expenses;

(d)  to the Company, for further processing through payroll, by wire transfer of immediately available funds to an account designated in writing by the Company to the Buyer no less than five (5) Business Days prior to the Closing Date, such cash amounts as are necessary to pay in full the Accredited Option Payment for further distribution to the Accredited Optionholders;

(e)  to the Warrantholders, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to the Buyer not less than five (5) Business Days prior to the Closing Date, an amount in cash equal to the Warrant Payment.

(f)  to the Company, for further processing through payroll, by wire transfer of immediately available funds to an account designated in writing by the Company to the Buyer no less than five (5) Business Days prior to the Closing Date, such cash amounts as are necessary to pay in full each of the Estimated Transaction Bonus Payments;

(g)  to the Seller Representative, by wire transfer of immediately available funds, the Seller Representative Fund Amount;

(h)  to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Cash Amount (the “Escrow Account”);

(i)  to the Seller Representative, the Escrow Agreement, duly executed by the Buyer, the Parent and the Escrow Agent, and the various certificates, agreements, instruments and documents required to be delivered by the Buyer and the Parent at or prior to the Closing referred to in Section 7; and

(j)  to the Stockholders, the Accredited Optionholders, and the Warrantholders, the Closing Stock Consideration, minus the Escrow Stock Amount.

2.4.2.  Company Closing Deliveries.

(a)  At the Closing, the Company shall deliver or cause to be delivered to the Buyer, the various certificates, agreements, instruments and documents to be delivered by the Company at or prior to any Closing referred to in Section 6.

(b)  At or prior to the Closing, the Company will deliver to an escrow account (the “PPP Escrow Account”) under the control of the PPP Escrow Agent, an amount equal to the PPP Escrow Funds (the “PPP Escrow Amount”), to be held and released in accordance with the terms of the escrow agreement governing such escrow account (the “PPP Escrow Agreement”).

2.4.3.  Stockholder Closing Deliveries. At the Closing, the Stockholders shall deliver or cause to be delivered to the Buyer the following:

(a)  Lost or destroyed share/certificate affidavits and stock powers for transfer of the Shares to the Buyer, in form and substance reasonably satisfactory to the Buyer; and

(b)  the PPP Escrow Agreement, duly executed by the Company and the PPP Escrow Agent;

(c)  the Escrow Agreement, duly executed by the Seller Representative, and any other agreements, documents, instruments or certificates required to be delivered by the Sellers or the Seller Representative at or prior to the Closing pursuant to Section 6.

2.5.  Purchase Price Adjustment.

2.5.1.  Estimated Balance Sheet and Estimated Closing Statement. The Seller Representative will in good faith prepare and deliver, or cause to be prepared and delivered, to the Buyer not later than three (3) Business Days prior to the Closing Date a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (a) a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, (b) (i) Transaction Expenses (listed by payee) (the “Estimated Transaction Expenses”), (ii) Transaction Bonus Payments (listed by payee) (the “Estimated Transaction Bonus Payments”), (iii) Company Indebtedness (the “Estimated Company Indebtedness”), (iv) Working Capital (the “Estimated Working Capital Amount”), and (v) Cash on Hand (the “Estimated Cash on Hand Amount”), in the case of clauses (iv) and (v), as of the Balance Sheet Time, and (c) on the basis of the foregoing, a calculation of the Purchase Price. The Estimated Transaction Bonus Payments, Estimated Transaction Expenses, Estimated Company Indebtedness, Estimated Working Capital Amount and Estimated Cash on Hand Amount set forth in the Estimated Closing Statement (x) will be prepared in accordance with the definitions thereof and, solely in the case of the Estimated Company Indebtedness, Estimated Working Capital Amount and Estimated Cash on Hand Amount, on a basis consistent with the preparation of the sample Closing Statement attached as Schedule 2.5.1(b) hereto (which, solely for illustrative purposes, assumes the Closing occurred on October 25, 2021) and (y) will solely be based on facts and circumstances as they exist prior to Closing (except that the Estimated Transaction Bonus Payments and the Estimated Transaction Expenses will be calculated assuming the occurrence of the Closing) and disregard any financing or other arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions.

2.5.2.  Closing Statement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, the Buyer will in good faith prepare or cause to be prepared, and will provide to the Seller Representative, a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of (a) the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date and (b) (i) Transaction Expenses, (ii) Transaction Bonus Payments, (iii) Company Indebtedness, (iv) Working Capital and (v) Cash on Hand, in the case of clauses (iv) and (v), as of the Balance Sheet Time as derived in accordance with the definitions therefor, and (c) on the basis of the foregoing, a calculation of the Purchase Price. The Closing Statement (x) will be prepared in a manner consistent with the preparation of the sample Closing Statement attached as Schedule 2.5.1(b) hereto and (y) will solely be based on facts and circumstances as they exist prior to Closing (except that the Transaction Bonus Payments and the Transaction Expenses will be calculated based on the occurrence of the Closing) and disregard any financing or any financing or other arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions.

2.5.3.  Dispute Notice. The Closing Statement (and the proposed determinations of the Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, Working Capital and Cash on Hand reflected on the Closing Statement) will be final, conclusive and binding on the parties unless the Seller Representative provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days after delivery of the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Statement that are disputed by the Seller Representative (each, a “Disputed Item”). Any item or amount on the Closing Statement to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. The Buyer shall provide, and shall cause the Company to provide, the Seller Representative and its Representatives with access to, and the opportunity to make copies of, the work papers and other materials used or considered by the Buyer in the preparation of the Closing Statement, and reasonable access to personnel and Representatives of the Buyer and the Company who assisted or were consulted in the preparation of the Closing Statement; provided, that, in each case such provision and access shall be (i) for the purpose of reviewing the Closing Statement and to prepare any Dispute Notice and (ii) during normal business hours and in a manner that does not interfere with the normal business operations of the Buyer or the Company.

2.5.4.  Resolution of Disputes. The Buyer and the Seller Representative will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice and all such discussions will (unless otherwise agreed by the Buyer and the Seller Representative) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule. Disputed Items resolved in writing by the Seller Representative and the Buyer within the twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Seller Representative are unable to resolve all Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Seller Representative may provide written notice to the other (the “Dispute Submission Notice”) that such party is submitting any remaining Disputed Items for resolution to the Independent Referee. The Buyer and the Seller Representative shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Seller Representative will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed final calculations of the Disputed Items (which the Buyer and the Seller Representative shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice). Each of the Buyer and the Seller Representative shall, and the Buyer shall cause the Company to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives (provided, that such access and compliance is during normal business hours and does not interfere with the normal business operations of the Buyer or the Company). The Independent Referee will review such final calculations of the Disputed Items and render a final determination of all Disputed Items in accordance with this Section 2.5, provided that the Independent Referee’s final determination with respect to each Disputed Item shall be within the range of the proposed final calculations of such Disputed Item as presented in the Buyer’s Closing Statement pursuant to Section 2.5.2 and the Dispute Notice pursuant to Section 2.5.3. The Buyer and the Seller Representative each shall be entitled to make a written submission to the Independent Referee (which must be provided to the other party) in support of its respective proposed final calculations of the submitted Disputed Items, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the submitted Disputed Items. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Seller Representative as soon as practicable (but in any event within thirty (30) days) after the Seller Representative’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to the Disputed Items and (d) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne by (i) the Seller Representative, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final and binding on the parties. By way of illustration, (x) if the Buyer’s calculations would have resulted in a $1,000,000 net payment to the Buyer, and the Seller Representative’s calculations would have resulted in a $1,000,000 net payment to the Sellers and the Independent Referee’s final determination results in an aggregate net payment of $500,000 to the Sellers, then the Buyer and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Independent Referee’s calculation by at least $1,000,000, the Buyer and the Sellers shall split such fees and expenses evenly. At any time the Buyer and the Seller Representative may agree to settle any objections raised in the Dispute Notice, including any Disputed Items submitted to the Independent Referee, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that, the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve such Disputed Item, it being agreed that if the Independent Referee nonetheless resolves such Disputed Item for any reason, the agreement of the parties shall control.

2.5.5.  Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.5.3 or Section 2.5.4, of Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, Working Capital and Cash on Hand (respectively, the “Final Transaction Expenses”, “Final Transaction Bonus Payments”, “Final Company Indebtedness”, “Final Working Capital Amount” and “Final Cash on Hand Amount”), a Purchase Price adjustment shall be made as follows:

(a)  if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the sum of the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is less than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the sum of the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be reduced by an amount equal to such shortfall (the “Post-Closing Reduction Amount”), and such Post-Closing Reduction Amount shall be paid to the Buyer solely from the Escrow Account and from no other source in accordance with the terms of the Escrow Agreement and otherwise subject to Section  9.10; or

(b)  if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the sum of the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is greater than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the sum of the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be increased by an amount equal to such excess and the Buyer will pay such excess amount to the Sellers (provided that compensatory payments shall be made subject to the last sentence of Section 2.6) within five (5) Business Days after the determination of such excess amount by wire transfer of immediately available funds to the account specified by the Seller Representative.

2.6.  Earn Out. As additional consideration for the purchase of the Shares, Buyer will pay the Earn Out Amount if earned in accordance with this Section 2.6 (such payment, the “Earn Out”). The Earn Out, if earned, will be paid to the Sellers and allocated among them as set forth in the Allocation Schedule.

2.6.1.  Revenue Statement; Earn Out Statement. Within forty-five (45) days following the end of each of the First Earn Out Period and Second Earn Out Period, Buyer will prepare and deliver to the Seller Representative a statement (a “Revenue Statement”) setting forth the Revenue and EBITDA for that portion of the First Earn Out Period and Second Earn Out Period, as applicable, along with a statement setting forth whether the Economic Milestones have been met for that respective portion of the Earn Out Period. Within forty-five (45) days following the end of each calendar quarter during each Earn Out Period, Buyer will prepare and deliver to the Seller Representative an interim statement setting forth whether any Non-Economic Milestone was achieved during such period (each, an “Earn Out Statement”) as if the Earn Out Period had ended at the end of such quarter; provided, however, that any failure to comply with this sentence will not constitute a breach of this Agreement if Buyer cures such failure either (i) before receiving any written notice of such failure from the Seller Representative, or (ii) within five Business Days after receiving a written notice of such failure from the Seller Representative. Upon Seller Representative’s determination that any Non-Economic Milestone has been achieved, the Seller Representative may notify Buyer in writing of the achievement of such Non-Economic Milestone (a “Milestone Achievement Notice”), and unless Buyer disputes in writing the achievement of such Milestone within thirty (30) days after receipt of the Seller Representative’s notice, Buyer shall pay to the Sellers the amount attached to the relevant Non-Economic Milestone as described in Section 2.6.2 below. If Buyer disputes the Milestone Achievement Notice, then Buyer will address such Non-Economic Milestone in the next Earnout Out Statement, and the Seller Representative may accept or dispute such Earn Out Statement as otherwise provided in this Section 2.6.

2.6.2.  Payments.

(a)  If the Continuing Business Company achieves any Milestone for the relevant Earn Out Period, as confirmed by (i) Buyer in the relevant Revenue Statement or an Earn Out Statement, or (ii) Seller Representative, as to any Non-Economic Milestone, pursuant to a Milestone Achievement Notice that Buyer does not dispute within thirty (30) days after receipt, Buyer shall pay to the Sellers, in accordance with the Allocation Schedule, the amounts attached to the relevant Milestone according to the Earn Out Schedule (such calculated amounts are referred to as the “Earn Out Amount”).

(b)  The Buyer shall pay the relevant portion(s) of the Earn Out Amount in accordance with the Allocation Schedule within fifteen (15) days after the Seller Representative’s notice, unless Seller Representative disputes any element of a Revenue Statement (or any calculation provided therewith) or an Earn Out Statement, pursuant to Section 2.6.4, in which case any payment shall be due on such date as the Buyer and the Seller Representative resolve the dispute under Section 2.6.4 (a date on which payment is due is referred to as a “Earn Out Payment Date”). Buyer shall pay the relevant portion of the Earn Out Amount in accordance with the Allocation Schedule within fifteen (15) days after a Milestone Achievement Notice, unless Buyer disputes such Milestone Achievement Notice, in which case any payment shall be due on such date as the Buyer and the Seller Representative resolve the dispute under Section 2.6.4. Any cash payment on a Earn Out Payment Date shall be made in accordance with the Allocation Schedule via wire transfer of immediately available funds to an account designated in writing by each Seller, respectively, not less than five (5) Business Days prior to the Earn Out Payment Date.

2.6.3.  Definitions. For purposes of this Section 2.6 and Schedule 2.6.1:

(a)  “Revenue” means the revenues recognized by the Continuing Business Company, in accordance with GAAP and reviewed by the Parent’s auditor, except that “Revenue” excludes (1) all governmental taxes, assessments, charges, duties, withholding, refunds and tax reclaims relating to the utilization of the Continuing Business, and (2) all intercompany transactions between the Buyer, the Company, the Parent or any of their respective Affiliates that are not associated with the Continuing Business.

(b)  “EBITDA” means (a) net income after taxes for such period (excluding extraordinary gains or losses); plus (b) any interest expense for such period; plus (c) income tax expense for such period; plus (d) depreciation and amortization for such period; plus or minus (e) any other non-cash and non- recurring charges or gains which have been subtracted or added in calculating net income after taxes for such period, recognized by the Continuing Business Company, in each case in accordance with GAAP and reviewed by the Parent’s auditor, during the relevant Earn Out Period. For the avoidance of doubt, it is acknowledged that (i) any affiliate or intercompany transaction, service, allocation or charge (including with respect to MDW) that that are not associated with the Continuing Business of the Company and negatively affects net income shall be excluded from the calculation of EBITDA and (ii) all compensation for US employees and contractors of the Continuing Business Company shall be included in the calculation of EBITDA.

2.6.4.  Disputes.

(a)  Seller Representative may dispute any element of a Revenue Statement (or any calculation provided therewith) or an Earn Out Statement by delivering written notice to Buyer of said disagreement, setting forth in detail the particulars of such disagreement (a “Earn Out Dispute Notice”), within thirty (30) days after the receipt by Seller Representative of a Revenue Statement or an Earn Out Statement. During such thirty (30) day period, Seller Representative and any accountant or agent of Seller Representative shall have full access during normal business hours (i) to the relevant books and records of, and the work papers prepared by, Buyer to the extent that they relate to a Revenue Statement (or any calculation provided therewith) or an Earn Out Statement, and (ii) to such historical financial information (to the extent in Buyer’s possession or control) relating to a Revenue Statement (or any calculation provided therewith) or an Earn Out Statement as Seller Representative may reasonably request for the purpose of reviewing a Revenue Statement (or any calculation provided therewith) or an Earn Out Statement.

(b)  In the event that Seller Representative did not provide such a Earn Out Dispute Notice within such thirty (30) day period, Seller Representative shall be deemed to have accepted a Revenue Statement (and any calculation provided thereunder) or an Earn Out Statement, which shall thereafter be final, binding, non-appealable and conclusive for all purposes hereunder.

(c)  In the event a Earn Out Dispute Notice is timely provided, Buyer and Seller Representative shall use their reasonable efforts for a period of thirty (30) days (or such longer period as they shall mutually agree) from the date of receipt of such notice, to resolve such disagreements.

(d)  If the Buyer and the Seller Representative are unable to resolve the matters disputed in the Earn Out Dispute Notice within such thirty (30) day period, either the Buyer or the Seller Representative may provide written notice to the other (the “Earn Out Dispute Submission Notice”) that such party is submitting any remaining matters disputed in the Earn Out Dispute Notice for resolution to the Independent Referee, subject to Section 2.6.4(e). The Buyer and the Seller Representative shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Seller Representative will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed calculations of Revenue and EBITDA (which the Buyer and the Seller Representative shall submit to the Independent Referee not later than ten (10) days following the giving of the Earn Out Dispute Submission Notice). Each of the Buyer and the Seller Representative shall, and the Buyer shall cause the Company to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives (provided that such access and compliance is during normal business hours and does not interfere with the normal business operations of the Buyer or the Company). The Independent Referee will review such final calculations of the matters disputed in the Earn Out Dispute Notice and render a final determination of the matters disputed in the Earn Out Dispute Notice in accordance with this Section 2.6. The Buyer and the Seller Representative each shall be entitled to make a written submission to the Independent Referee (which must be provided to the other party) in support of its respective proposed final calculations of the matters disputed in the Earn Out Dispute Notice, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the matters disputed in the Earn Out Dispute Notice. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Seller Representative as soon as practicable, and (c) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne 50% by the Seller Representative, on the one hand, and 50% by the Buyer, on the other hand, unless the Independent Referee determines the Buyer’s calculations set forth in the applicable Revenue Statement are misstated by 5% or more, in which case the Buyer will pay 100% of the fees and expenses of the Independent Referee. At any time the Buyer and the Seller Representative may agree to settle the dispute, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that, the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve the dispute, it being agreed that if the Independent Referee nonetheless resolves the dispute for any reason, the agreement of the parties shall control.

(e)  Notwithstanding any provision of this Agreement to the contrary, the Independent Referee shall not have the power to resolve any dispute relating to Section 2.6.5.

2.6.5.  Operation of Business.

(a)  During the Earn Out Period, each of the Buyer and Parent hereby covenants and agrees (i) to regularly discuss the operation of the Continuing Business with Yuz, as long as Yuz is employed by the Buyer or its Affiliates; (ii) not to take, and to cause the Company or any of its Affiliates not to take, any action that is intended to prohibit or otherwise limit the ability of the Sellers to earn the Earn Out Amount; (iii) to operate the Continuing Business in good faith and not to take any actions in bad faith that would interfere with the maintenance by the Company of existing customer relationships or the development by the Company of new customer relationships; (iv) not to take any action, the purpose of which is to avoid achievement of any Earn-Out milestone that will result in an Earn Out Payment; (v) not to impose or incur any affiliate or intercompany transaction, service, allocation or charge that is intended to, or which the purpose is to, manipulate the results of operations of the Company in order to avoid the achievement of any Earn Out Payment, it being understood that Buyer and Parent are free to take steps that in their discretion are desirable to integrate MDW, LLC and the Company and neither Parent nor Buyer is required to invest any capital in the Continuing Business after the Closing except as otherwise expressly set forth in the Earn Out Schedule; and (vi) during the First Earn Out Period and Second Earn Out Period, if the Parent or Buyer alter the cost structure of the Company in a manner inconsistent with the conduct of the Business prior to the Closing such that there is a resulting decrease in the EBITDA or Revenue of the Company, such decrease shall not be allocated against the Continuing Business Company's EBITDA or Revenue calculations for purposes of the Earn Out and the EBITDA or Revenue will be calculated without reference to or inclusion of such costs and expenses that resulted in the decrease in the EBITDA or Revenue of the Company (each action in subsections (ii) through (vi) a “Prohibited Action”). Additionally, each of Buyer and Parent agrees that it will not dispose of any material portion of the Continuing Business or the Company prior to the expiration of the Earn Out Period (whether by merger, consolidation, sale of stock or assets, reorganization, recapitalization or otherwise), unless at the closing of such disposition Buyer pays the maximum Earn Out Amount in full, regardless of the extent to which the Earn Out Amount has been earned. Buyer agrees that if Buyer, the Company or their respective Affiliates materially breach the covenants and agreements contained in this Section 2.6, then following written notice and the failure to cure within five (5) Business Days after receipt of notice, Buyer will automatically be obligated to pay the maximum Earn Out Amount in full, regardless of the extent to which the Earn Out has been earned.

(b)  During the Earn Out Period, Buyer and the Company will permit each of Yuz, Elaine Yuz, Brian Phelan and Jonathan Krutchik to dedicate substantially all of his or their time to the operation of the Continuing Business. Buyer will not direct Yuz, Elaine Yuz, Brian Phelan or Jonathan Krutchik to dedicate their time to other aspects of the business of the Buyer or its Affiliates other than the Continuing Business in a manner that would adversely impact the likelihood of achieving the maximum Earn Out.

(c)  The Sellers each acknowledge and agree that (i) the Earn Out Amount is speculative and is subject to numerous factors, some of which are outside the control of the Buyer and the Company, (ii) there is no assurance that the Sellers will receive any Earn Out Amount and none of the Buyer, the Company or any of their respective Affiliates has promised or projected any Earn Out Amount, (iii) the Buyer, the Company and their respective Affiliates owe no fiduciary duty to the Sellers other than those arising under applicable Law, and (iv) the parties intend solely the express provisions of this Agreement to govern their contractual relationship with respect to any Earn Out Amount.

(d)  Without limiting the generality of the foregoing, subject to the Buyer’s agreement not to take any Prohibited Actions and as otherwise expressly set forth in the Earn Out Schedule, none of the Buyer, the Company, nor any of their respective Affiliates shall be required to operate the Company or the Continuing Business in any particular manner or expend any particular level of effort in conducting the Continuing Business.

2.6.6.  The rights of the Sellers to receive the Earn Out Amount (i) are solely contractual rights and are not securities for purposes of any federal or state securities Laws, and shall confer upon the Sellers only the rights of general unsecured creditors; (ii) do not constitute an investment or ownership interest in the Parent, Buyer or the Company; (iii) are an integral part of the consideration payable by the Buyer for the Shares owned by the Sellers; (iv) will not be represented by any form of certificate or instrument; (v) do not give any Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights as security holders of the Parent, the Buyer or any of their Affiliates; (vi) are not redeemable; (vii) do not bear interest; and (vii) except as provided in Section 11.7, may not be sold, assigned, pledged, gifted, conveyed or otherwise transferred (a “Transfer”), except to an Affiliate or by operation of law or pursuant to the laws of descent and distribution (with any Transfer in violation of this Section 2.6.5 being null and void). The Parties agree to treat the Earn Out Payment as consideration payable by the Buyer in exchange for the Shares for all Tax purposes, except as and to the extent required by applicable Legal Requirement.

2.7.  Company Stock Options and Warrants.

2.7.1.  Before the Closing, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to effect the following:

(a)  Authorize the Company to enter into an option cancellation agreement with each holder of vested Company Stock Options that is not an Accredited Investor (each such investor, a “Non-Accredited Optionholder,” and each such Company Stock Option held by a Non-Accredited Optionholder, a “Non-Accredited Option” ) as necessary to provide that (X) each such vested Non-Accredited Option that is unexercised as of the Closing will be cancelled and converted immediately prior to the Closing into the right to receive a Transaction Bonus Payment from the Company in an amount as set forth in and in accordance with the Allocation Schedule, and (Y) each option to purchase Company Stock outstanding immediately prior to the Closing that is not a vested Company Stock Option shall terminate at the Closing.

(b)  Authorize each Accredited Investor that holds a vested Company Stock Option to enter into this Agreement and receive a portion of the Purchase Price in exchange for the termination and cancellation of his or her vested Accredited Option. Such Accredited Investor will be entitled to receive a portion of the Purchase Price as set forth in this Agreement.

2.7.2.  Each Accredited Optionholder agrees that immediately prior to the Closing, the Company Stock Options held by such Accredited Optionholder will be canceled and terminated, and such Accredited Optionholder has no further rights in or with respect to such Company Stock Options other than the right to payment as provided in Section 2.2.

2.7.3.  Each Warrantholder agrees that immediately prior to the Closing, the Warrants held by such Warrantholder will be canceled and terminated, and such Warrantholder has no further rights in or with respect to such Warrants other than the right to payment as provided in Section 2.2.

2.8.  Withholding. The Buyer, the Company and any other applicable withholding agent will be entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable or consideration otherwise deliverable to any Person pursuant to this Agreement or any ancillary agreement any payroll Taxes or other amounts required under the Code or any applicable Tax Legal Requirement to be deducted and withheld; provided, however, that before any such deduction or withholding is made (other than with respect to compensatory payments for employment), the Buyer shall provide reasonable advance notice (and no less than four (4) Business Days’) of such withholding together with an explanation of the relevant Legal Requirement that requires such withholding, so as to provide such Person with the opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and (b) reasonably cooperate with any efforts of such Person to reduce or eliminate any such deduction or withholding. Any such amounts deducted or withheld that are properly remitted to the appropriate Taxing Authorities will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding any other provision of this Agreement, all compensatory payments for services for employment subject to withholding that are contemplated by this Agreement or the Escrow Agreement shall be payable through the Company’s (or any applicable Subsidiary’s) payroll in accordance with applicable payroll procedures.

3.  Representations and Warranties of the Company and Yuz.

Except as provided in the Disclosure Schedules (subject to Section 11.15), each of the Company and Yuz, severally and not jointly, represents and warrants to the Buyer as of the date hereof and the Closing Date (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date) as follows (in each case, except where context implies otherwise, with respect to the Company and its direct and indirect Subsidiaries):

3.1.  Power and Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company or Sellers to authorize and permit the execution and delivery by the Company of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and the Seller Representative, and assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company and the Seller Representative, enforceable against it and the Seller Representative in accordance with its terms.

3.2.  Organization. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has all requisite power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as currently conducted and as proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to the Buyer true and correct copies of the Company’s Organizational Documents. The Company is not in violation of any of the provisions of its Organizational Documents, and no changes thereto are pending.

3.3.  Capitalization; Subsidiaries.

3.3.1.  Title to Shares.

(a)  The entire authorized equity of, and other interest in, the Company consists of the Shares, which Shares are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, and all such Shares are free and clear of any Lien other than Liens imposed by the Company’s Organizational Documents and applicable securities laws, and have not been issued in violation of any Legal Requirement or contractual right, including preemptive rights (other than those created by virtue of this Agreement and the Organizational Documents). Upon consummation of the Contemplated Transactions, Buyer shall own all of the Shares, free and clear of all Liens other than Liens imposed by the Company’s Organizational Documents and applicable securities laws and imposed on or permitted with respect to third parties by the Buyer. Set forth on Schedule 3.3.1(a) is the name of each record owner of Shares and the number and type of shares in the Company such Person holds.

(b)  Except as set forth on Schedule 3.3.1(b), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity in the Company or obligating any Seller or the Company to issue or sell any equity (including the Shares), in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.3.2.  Schedule 3.3.2 sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization, the direct owner(s) of the issued and outstanding equity securities of such Subsidiary and the percentage of the issued and outstanding equity of such Subsidiary owned by such owner(s). Each such Subsidiary listed on Schedule 3.3.2 is a direct or indirect wholly owned Subsidiary of the Company, and there are no outstanding options, warrants or other rights of any Person to acquire any shares or any other equity securities of such direct and indirect Subsidiaries of the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, such direct and indirect Subsidiaries of the Company (in each case, other than the Company or another direct or indirect Subsidiary of the Company). Except as set forth on Schedule 3.3.2 or in the Organizational Documents of such entity, no Subsidiary is party to or bound by any voting or other similar agreement with respect to any of such Subsidiary’s equity securities. Neither the Company nor any of its Subsidiaries owns or holds the right or is obligated to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on Schedule 3.3.2. Each of the Subsidiaries listed on Schedule 3.3.2 is duly organized, validly existing and is in good standing under the Legal Requirements of the jurisdiction of its incorporation or organization, has all requisite power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as currently conducted. Each of the Subsidiaries listed on Schedule 3.3.2 is qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as currently conducted requires it to qualify, except where the failure to be so qualified has not had, and would not be reasonably expected to have, a Material Adverse Effect. Schedule 3.3.2 also lists (i) the officers and directors of the Company and each of its Subsidiaries, (ii) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business, and (iii) the jurisdictions in which the Company or any of its Subsidiaries has an office or facility, employed or engaged a Worker or conducted business. The Company has made available to the Buyer true and correct copies of each Subsidiary’s Organizational Documents as currently in effect, as applicable.

3.4.  No Violation or Approval; Consents. Except as set forth in Schedule 3.4, none of the execution and delivery of or its performance of its obligations under this Agreement by the Company or its consummation of the Contemplated Transactions, will:

3.4.1.  require any consent, waiver, approval, clearance, permit, order or authorization of or from, or registration, declaration, notice or filing to or with any Governmental Authority with respect to the Company or any Company Subsidiary;

3.4.2.   (a) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material Contract, Permit, Lien (other than Permitted Liens) or other arrangement to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound or to which its assets are subject, or (b) result in the imposition of any Lien (other than Permitted Liens); or

3.4.3.  result in a breach or violation of, or default under, the Organizational Documents of the Company or any of its Subsidiaries.

3.5.  Financial Statements, Etc.

3.5.1.  The Company has made available to the Buyer copies of: (a) the audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related statements of income and cash flows of the Company for the fiscal year then ended (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheet of the Company as of June 30, 2021, and the related statements of income and cash flows of the Company for the six (6) month period then ended (the “Unaudited Financial Statements”) and (c) the unaudited balance sheet of the Company as of June 30, 2021 (respectively, the “Reference Balance Sheet” and the “Reference Balance Sheet Date”) and the related statements of income and cash flows of the Company for the six-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements and Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, and (ii) present fairly in all material respects the financial position of the Company and the results of operations of the Company and any of its Subsidiaries (taken as whole) as of the respective dates thereof and for the periods covered thereby subject in the case of the Reference Balance Sheet to the absence of footnote disclosures and other presentation items. Except as disclosed in Schedule 3.5, neither the Company nor its Subsidiaries has any Liabilities (whether or not required to be reflected in the Financial Statements under GAAP), except for Liabilities that (v) are reflected in or reserved against in the Reference Balance Sheet, (w) have arisen or incurred in the ordinary course of business since the date of the Reference Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was covered by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirement), (x) are reflected in the calculation of the Estimated Working Capital Amount, (y) Liabilities arising pursuant to the terms of any Contract for which the Company or any of its Subsidiaries is a party that have not yet been performed (provided, neither the Company nor any of its Subsidiaries is in breach, violation, or non-compliance with such Contract), and (z) are included in Indebtedness or Transaction Expenses.

3.5.2. Neither the Company nor its Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

3.5.3. The Company has in place systems and processes (including the maintenance of proper books and records) that are designed to (a) provide reasonable assurances regarding the reliability of the Financial Statements and (b) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes, the “Financial Controls”). The Company has in place a revenue recognition policy consistent with GAAP. None of the Company, its Subsidiaries, their respective officers nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. To the Company’s Knowledge, there have been no instances of fraud or intentional misrepresentation by any Worker that occurred during any period covered by the Financial Statements.

3.6. Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date: (a) the Company and its Subsidiaries have operated in the Ordinary Course of Business; and (b) no Material Adverse Effect has occurred.

3.7. Taxes. Except in each case as set forth on Schedule 3.7:

3.7.1. The Company and any of its Subsidiaries have filed, or have caused to be filed on their behalf (after giving effect to extensions), all Income Tax and material other Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries. All such Tax Returns were true, correct and complete in all material respects; provided, however, that regardless of what may be reported on any such Tax Returns, no representation is made regarding (i) any carryovers of net operating losses, Tax credits, or charitable contribution or other Tax benefits items that are available to the Company or that have been reported by the Company for any federal, state, or other Tax purposes, or (ii) any limitation on use of the Company’s net operating losses, capital losses, built-in losses, Tax credits, charitable contributions, or other tax benefit carryovers that might apply either as of or after the Closing Date under Sections 269, 382, 383, 384 or 1502 of the Code, any rules or regulations thereunder, or any other applicable limitations under any Tax Legal Requirements. All material Taxes required to be paid by or with respect to the Company or its Subsidiaries (whether or not shown as due and payable on any such Tax Return) have been paid in full.

3.7.2. All Taxes required to have been withheld and paid in connection with amounts paid by the Company or its Subsidiaries to any Worker, creditor, stockholder, or other third party have been withheld and paid to the appropriate Taxing Authority.

3.7.3. Neither the Company nor any of its Subsidiaries have been notified in writing by a Taxing Authority of any deficiency or other assessment, audit or examination concerning Taxes of the Company or any of its Subsidiaries (i) that has not been fully resolved, and (ii) that, if determined adversely to the Company or its Subsidiaries, would reasonably be expected to result in material Tax Liability.

3.7.4. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes with respect to the Company or any of its Subsidiaries. No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to any matters relating to Taxes that is currently in force.

3.7.5. There has been no extension or waiver of any statute of limitations in respect of Taxes with respect to the Company or any of its Subsidiaries that remains in effect.

3.7.6. No written claim or, to the Company’s Knowledge, any other claim or nexus inquiry has been made to the Company by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that the Company or any of its Subsidiaries has a duty to collect Taxes.

3.7.7. None of the assets of the Company or any of its Subsidiaries are currently subject to any Liens with respect to Taxes, other than Permitted Liens.

3.7.8. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity, or tax-allocation agreement other than any such agreement not primarily related to Taxes.

3.7.9. The Company has no, and has never had, a Subsidiary other than XMRI.COM PLLC and USARAD PR LLC, which is, and has been since its formation, an entity disregarded as separate from the Company under Treasury Regulations Section 301.7701-3.

3.7.10. Neither the Company nor any of its Subsidiaries has, or ever had, (during any taxable period remaining open for the assessment of Tax by any applicable Taxing Authority under its applicable statute of limitations), any place of business or permanent establishment in any country outside of the United States.

3.7.11. Neither the Company nor any of its Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any Taxing Authority that would be binding on the Buyer or result in a material Tax Liability for the Buyer for any Tax period (or portion thereof) ending after the Closing Date.

3.7.12. The Company and its Subsidiaries have properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar or comparable provision of applicable Legal Requirement. Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement with any Taxing Authority or any similar or comparable contract or agreement.

3.7.13. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Legal Requirement; (ii) installment sale or other open transaction disposition made prior to the Closing Date; (iii) prepaid amount received prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar provision of applicable Legal Requirement executed prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any similar provision of applicable Legal Requirement) that occurs or arises before the Closing.

3.7.14. Neither the Company nor any of its Subsidiaries (including any predecessor thereof) has (i) engaged in a “listed transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), (ii) ever been a member of a consolidated, combined, unitary or aggregate group of corporations within the meaning of Section 1504 of the Code or any similar provision of applicable Tax Legal Requirement (other than a group of which the Company is the common parent), or (iii) actual or potential Liability under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Tax Legal Requirement, as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any other Person.

3.7.15. Neither the Company nor any of its Subsidiaries has ever participated in an international boycott within the meaning of Section 999 of the Code.

3.7.16. Neither the Company nor any its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code or similar provision of other Tax Legal Requirement, or (ii) the overall foreign loss provisions of Section 904(f) of the Code or similar provision of Tax Legal Requirements.

3.7.17. Schedule 3.7.17 contains a true and complete list of all jurisdictions (whether foreign or domestic) to which any income Tax has been properly payable by the Company and its Subsidiaries.

3.7.18. Neither the execution of this Agreement nor the consummation of the Contemplated Transactions could (whether in cash or property or vesting of property) or will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.7 contains the sole and exclusive representations and warranties of Yuz, the Company and its Subsidiaries regarding Taxes, Tax Returns and other matters relating to Taxes, (ii) nothing in this Agreement (including this Section 3.7) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries (including methods of accounting of the Company) and (iii) the Sellers shall have no Liability under this Agreement (including via the Escrow Agreement) for any Taxes attributable to a Post-Closing Tax Period, for any Taxes that were taken into account in the Final Working Capital Amount, or for any Taxes resulting from or attributable to actions taken by the Buyer, the Company, or any Affiliate of the Buyer outside the ordinary course of business on the Closing Date but after the Closing.

3.8. Real Estate.

3.8.1. Leases.

(a) Except as set forth on Schedule 3.8.1(a), as of the date hereof, each of (i) the Leases is in full force and effect, is valid and binding on the Company and its Subsidiaries, as applicable, and, to the Company’s Knowledge, each of the other parties thereto, enforceable in accordance with its terms (ii) the Company and any Subsidiary, as applicable, and, to the Company’s Knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Lease, and (iii) the Company and any Subsidiary, as applicable, has not received any written notice of a breach of or default with respect to a Lease, nor to the Company’s Knowledge has any event or omission occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under a Lease.

3.8.2. Owned Premises. The Company does not own any real property. Neither the Company nor any of its Subsidiaries has sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy any real property.

3.9. Operations in Conformity with Laws.

3.9.1. Since March 31, 2018, the Company and each of its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any written allegation or notice of material default or violation with respect to, any Legal Requirement or Permits with respect to the conduct of its business, or the ownership or operation of its business. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any Legal Requirement or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries or the ownership or operation of the Company or any of its Subsidiaries. The Company and its Subsidiaries owns or possess all Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted.

3.9.2. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their respective Representatives, or distributors while retained by the Company or any other Person acting on behalf of any such Person have, with respect to the business of the Company or any of its Subsidiaries, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (b) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other Legal Requirement applicable to the conduct of business with Governmental Authorities (collectively, “Anti-bribery Laws”). The Company has made available to Buyer true, correct and complete copies of each Contract in effect, if any, as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any sales agent or foreign representative thereof, on the other hand.

3.9.3. Neither the Company nor any of its Subsidiaries has applied for or received, is or will be entitled to or is or will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

3.9.4. The Company and each of its Subsidiaries have at all times conducted their business in all material respects in accordance with (a) all applicable U.S. export control and economic sanctions laws, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, and the various statutes, regulations, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; and (b) to the Company’s Knowledge all other applicable import/export controls, in all material respects, in other countries in which the Company conducts business.

3.9.5. Schedule 3.9.5 sets forth the true, complete and accurate export control classifications applicable to the Company’s or any of its Subsidiaries’ products, services, software and technologies.

3.9.6. Each Permit (i) under which the Company or any of its Subsidiaries currently operates or holds any interest in any of their assets, or (ii) that is required for the operation of the Company’s or any of its Subsidiaries’ businesses as presently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company or one of its Subsidiaries, as applicable. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to lawfully operate or conduct their businesses or hold any interest in their assets.

3.10. Employee Plans.

3.10.1. Schedule 3.10.1 sets forth a list of all Employee Plans. With respect to each Employee Plan, the Company has made available to Buyer true and correct copies of (i) the current official Employee Plan documents, including all amendments thereto, or, in the case of an unwritten Employee Plan, a written description thereof, and (ii) the most recent summary plan descriptions and any summaries of material modifications thereto, and the past three annual reports and associated summary annual reports.

3.10.2. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter or filed for a determination or opinion letter from the IRS to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and (ii) to the Company’s Knowledge, nothing has occurred since the date of any such determination or prototype opinion letter that could reasonably be expected to give the IRS grounds to revoke its qualified status under Section 401(a) of the Code.

3.10.3. Each Employee Plan has been established, maintained, operated and administered in compliance in all material respects with applicable Legal Requirements. There have been no actions or omissions that would be non-exempt prohibited transactions under Section 406 of ERISA or Section 4975 of the Code or material breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Plans, which actions or omissions could reasonably be expected to result in any Liability or excise tax being imposed on the Company under applicable Legal Requirements.

3.10.4. All required contributions, assessments and premium payments on account of each Employee Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.

3.10.5. With respect to each Employee Plan, there are no pending (or, to the Company’s Knowledge, threatened) Actions involving the Company other than routine claims for benefits in the ordinary course of business.

3.10.6. None of the Company, any of its Subsidiaries, or any of its or their ERISA Affiliates maintain, sponsor, participate in, contribute to or have any obligation to contribute to, and at no time have such entities ever maintained, established, sponsored, participated in, contributed to or been obligated to, or otherwise have or had any Liability with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA, (ii) any “multiemployer plan,” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

3.10.7. Except as set forth on Schedule 3.10.7 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code or any analogous state or local Legal Requirement, no Employee Plan provides benefits or coverage following retirement or other termination of employment. With respect to each Employee Plan that is subject to Section 4980B of the Code, the Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan that provides health insurance or medical coverage is self-funded or self-insured.

3.10.8. Except as set forth on Schedule 3.10.8, the consummation of the Contemplated Transactions will not, either alone or in combination with another event (such as termination of employment), (a) result in any payment becoming due under any Employee Plan, (b) accelerate the time of payment, funding or vesting of any benefits under any Employee Plan, (c) increase the amount of compensation or benefits due under any Employee Plan, or (d) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Employee Plan.

3.10.9. Neither the Company, nor any of its Subsidiaries, maintains an Employee Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code).

3.11. Intellectual Property.

3.11.1. Schedule 3.11.1 (i) sets forth each granted patent, pending patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by or purported to be owned by the Company or any of its Subsidiaries (“Company Registered IP”) and any actions that must be taken within one hundred eighty (180) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions. The Company or any of its Subsidiaries is the owner of the Company Registered IP free and clear of all Liens (other than Permitted Liens). Each of the Company Registered IP is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered IP have been made and all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant Governmental Authority. Schedule 3.11.1(ii) sets forth an accurate and complete list of all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is not Company Registered IP. The Company or any of its Subsidiaries has not received any written notice challenging the legality, validity, enforceability or ownership of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.11.2. The Company or its Subsidiaries exclusively and solely owns, free of any Liens other than non-exclusive licenses entered into in the ordinary course of business, or has the right to use all Intellectual Property necessary (i) to use, manufacture, sell, offer for sale, import, supply, perform, reproduce, display, market and distribute the Customer Deliverables and (ii) to use, make, perform, reproduce and operate the Internal Systems. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the Company’s Knowledge, no other person or entity has any rights to any of the Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries (except pursuant to agreements or licenses additionally specified in Schedule 3.11.2), and, to the Company’s Knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

3.11.3. To the Company’s Knowledge, the operation by the Company and its Subsidiaries of their business as currently conducted, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Customer Deliverables and/or the Internal Systems does not (i) infringe, violate or misappropriate the Intellectual Property rights of any Person, or (ii) constitute unfair competition or trade practices under applicable laws. Schedule 3.11.3 additionally lists any unresolved complaint, claim or notice, or written threat thereof, received by the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation; and the Company or any of its Subsidiaries have made available to Buyer complete and accurate copies of all written documentation in the possession of the Company or any of its Subsidiaries relating to any such unresolved complaint, claim, notice or threat. The Company and its Subsidiaries have made available to Buyer complete and accurate copies of all written documentation in the Company’s possession relating to current, unresolved claims or disputes known to the Company or any of its Subsidiaries concerning any Company Intellectual Property. To the Company’s Knowledge, no third party has threatened any Action or claim against the Company or any of its Subsidiaries for the infringement, violation or misappropriation of any Intellectual Property.

3.11.4. Except as described in Schedule 3.11.4, neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property.

3.11.5. Schedule 3.11.5 identifies each item of Company Intellectual Property that is licensed by the Company or one of its Subsidiaries from a third party, and the respective license agreement pursuant to which the Company or any of its Subsidiaries uses such item (excluding off-the-shelf software programs licensed by the Company or one of its Subsidiaries pursuant to “shrink wrap” or “click through” licenses).

3.11.6. Neither the Company nor any of its Subsidiaries has disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, except pursuant to the agreements listed in Schedule 3.11.6, and the Company or its Subsidiaries have taken reasonable measures to prevent disclosure of such source code.

3.11.7. All of the Intellectual Property incorporated in the Customer Deliverables have been created by employees or agents of the Company or its Subsidiaries within the scope of their employment or engagement by the Company and its Subsidiaries or by independent contractors of the Company or its Subsidiaries. Each Worker who has created Intellectual Property within the scope of his or her employment or engagement by the Company and its Subsidiaries has executed written, valid and enforceable agreements expressly assigning to the Company or its Subsidiaries all right, title and interest in and to any Intellectual Property conceived of, created, developed or first reduced to practice in the course of such Worker’s employment by or engagement with the Company or one of its Subsidiaries. No portion of such Intellectual Property was jointly developed with any third party, except to the extent all right, title and interest in and to such Intellectual Property held by such third party as a result of such joint development has been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries have paid, in full, all required compensation to employees, agents or independent contractors in relation to all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

3.11.8. Except as set forth in Schedule 3.11.8, neither the Company nor any of its Subsidiaries has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables and/or Internal Systems, (ii) distributed Open Source Materials in connection with any Customer Deliverables and/or Internal Systems, or (iii) used Open Source Materials in any manner that (A) creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to software developed or distributed by the Company or any of its Subsidiaries or (B) grants, or purports to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

3.11.9. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any agreement with any standards body or other similar entity that would obligate the Company or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement or use of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.11.10. To the Company’s Knowledge, there is no Governmental Order or other prohibition or restriction, issued by a Governmental Entity, on the use, practice or exploitation of any Customer Deliverables or the Internal Systems in any jurisdiction in which the Company or any of its Subsidiaries currently conducts business.

3.11.11. No Governmental Entity, university, or other similar educational institution has provided or provides facilities or funding for the creation or development of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. No Governmental Entity, university, or other similar educational institution have any rights in or with respect to any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.12. Environmental Matters. Except as set forth on Schedule 3.12 or as would not reasonably be expected to cause a Material Adverse Effect to the Company, taken as a whole, (a) the Company is in compliance with all applicable Environmental Laws, (b) the Company has all Permits required under applicable Environmental Laws and is in compliance with the respective requirements of such Permits, (c) there is not now pending or, to the Company’s Knowledge, threatened, any Action against the Company in connection with any past or present noncompliance with such Environmental Laws and (d) to the Company’s Knowledge, there have been no releases of Hazardous Substances on or from any real property currently leased or operated by the Company or, to the Company’s Knowledge, on or from any real property formerly owned, leased or operated by the Company, for which release the Company reasonably could be expected to incur liability under applicable Environmental Laws. Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.12 are the only representations and warranties made by the Company with respect to environmental matters, including any and all matters with respect to Environmental Laws and Hazardous Substances.

3.13. Material Contracts.

3.13.1. Schedule 3.13.1 sets forth a list of all material Contracts to which the Company is a party or by which it is bound (“Material Contracts”) as of the date hereof, including without limitation:

(a) any Contract which requires future expenditures by the Company in excess of $50,000 or which might result in payments to the Company in excess of $50,000;

(b) any distributor, sales representative or similar Contract that requires future expenditures by the Company in excess of $25,000 or that reasonably would be expected to result in payments to the Company in excess of $25,000

(c) any Contract with any current or former stockholder, officer or director of the Company, or any “Affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any Contract or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity;

(d) any Contract for the disposition of any portion of the Company’s assets (other than for the sale of Customer Deliverables in the ordinary course of business);

(e) all Contracts (other than purchase orders entered into in the ordinary course of business) for the purchase of inventory, raw materials, supplies, goods, products or equipment, in each case which provides for aggregate payments to or by the Company in excess of $50,000;

(f) all Contracts relating to equipment providing for aggregate rental payments in excess of $50,000;

(g) all Contracts or binding options to sell or lease (as lessor) any property or asset of the Company;

(h) any Contract in accordance with which the Company is a lessor or lessee of any real property (the “Leases”);

(i) all Contracts (including Contracts with customers) that require individual or aggregate payments to the Company of more than $25,000 in any calendar year for Customer Deliverables;

(j) all Contracts between the Company and any of its Subsidiaries;

(k) all Contracts pursuant to which the Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;

(l) any commission, sales or agency Contract with any current Worker;

(m) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, and any guaranty of any obligation for Indebtedness or other material guaranty;

(n) all partnership, joint marketing, joint development or joint venture Contract to which the Company is a party;

(o) any Contract for the acquisition of the business or securities or other ownership interests of another party;

(p) any Contract under which the Company or any of its Subsidiaries is restricted from carrying on any business anywhere in the world or that would, upon consummation of the Contemplated Transactions, restrict Buyer or any of its Affiliates from competing with any third party or from engaging in any line of business;

(q) any indemnification or other similar Contract pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or advance expenses on behalf of any current or former director, manager or officer of the Company in connection with any loss based on the fact that such Person is or was a director, manager or officer of the Company;

(r)  any warranty or maintenance contract under which the Company or any of its Subsidiaries is obligated to provide services at a price fixed before performance of such services, for which the fully burdened cost of complete performance by the Company or such Subsidiary currently exceeds or is reasonably expected by the Company to exceed such price;

(s) any hedging, futures, options or other derivative contract;

(t) any agreement with any supplier of software, technology, hardware, components or services related to any Customer Deliverables or Internal Systems;

(u) other than leases of real property, any Contract that grants any third party a right of first refusal, first offer or similar right as to real property owned by the Company;

(v) any Contract that contains any “most-favored nation” or other exclusive rights of any type or scope in any line or lines of business;

(w) any Contract pursuant to which any Person has licensed any Intellectual Property to the Company or any of its Subsidiaries, excluding any off-the-shelf commercially available software licenses, or pursuant to which any Person or granted to the Company or any of its Subsidiaries any covenant not to sue or right with respect to such Intellectual Property;

(x) any Contract pursuant to which Intellectual Property owned or purported to be owned by the Company is licensed by the Company or any of its Subsidiaries to any Person or pursuant to which the Company or any of its Subsidiaries grants to any Person any covenant not to sue or right with respect to any such Intellectual Property;

(y) any Contract pursuant to which Intellectual Property developed in connection with such agreement is jointly owned by Company and any third party;

(z) any Contract under which the Company’s or any of its Subsidiaries’ entrance into this Agreement or the consummation of the Contemplated Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any of its Subsidiaries that would come into effect upon the consummation of the Contemplated Transactions;

(aa) any Contract that results in any person holding a power of attorney from the Company or any of its Subsidiaries; and

(bb) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other party retained by the Company or any of its Subsidiaries, in connection with this Agreement or the Contemplated Transactions

3.13.2. The Company has made available to the Buyer an accurate and complete copy of each Material Contract. All of such Contracts are valid, binding against the Company or one of its Subsidiaries, as applicable, and in full force and effect. Except as set forth on Schedule 3.13.2 hereto, (a) the Company and its Subsidiaries are not, and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Material Contract, and (b) to the Company’s Knowledge no event has occurred on or prior to the date hereof (with or without notice, lapse of time or both) that would constitute a material default by the Company or any of its Subsidiaries under any Material Contract.

3.14. Government Contracts. The Company and its Subsidiaries have no Government Contracts.

3.15. Transactions with Affiliates. Except as set forth on Schedule 3.15, no Affiliate, officer, manager or director (or the equivalent) of the Company or any of its Subsidiaries (nor any immediate family member of such Persons or any trust, partnership or company in which any of such Persons has or has had an interest) has or has had, directly or indirectly, other than with respect to the payment of compensation to officers, managers and directors (or the equivalent) in the ordinary course of business, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any contract to which the Company or any of its Subsidiaries is a party, except that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 3.15.

3.16. Litigation. Except as set forth on Schedule 3.16, there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective assets or property, including any Company Intellectual Property, or any of their respective officers, managers or directors in their capacities as such. No Governmental Order (other than Governmental Orders of general applicability) is outstanding against the Company or any of its Subsidiaries, any of their respective assets or properties, or any of the Company’s or its Subsidiaries’ officers, managers or directors in their respective capacities as such. The Company has not received written notice of any Action pending, and to the Company’s Knowledge, there is no Action pending or threatened against any officer or director of the Company who has a contractual right or a right pursuant to the Organizational Documents or other Legal Requirement to indemnification from the Company related to any Basis existing prior to the Closing Date. There is no Action pending or, to the Company’s Knowledge, threatened based on a claim of breach of fiduciary duty by the Company’s directors or officers arising out of actions taken by the Company’s managers, directors or officers prior to the Closing Date. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.17. Insurance. Schedule 3.17 sets forth a true, complete and correct list of all policies and indemnity bonds maintained by the Company and its Subsidiaries for their benefit and includes the types of policies, insurers, forms of coverage, policy numbers, coverage dates, annual premiums, and limits of liability as of the date hereof. True and complete copies of each listed policy have been made available to the Buyer. All such policies are in full force and effect and shall remain in full force and effect. There is no material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with any of such policies or bonds. To the Company’s Knowledge, there is no threatened termination or invalidation of, or material premium increase with respect to, any of such policies or bonds. Schedule 3.17 sets forth an accurate and complete list of all open claims filed by the Company or any of its Subsidiaries under any such policies or bonds. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policy.

3.18. Labor Matters.

3.18.1. Neither the Company nor any of its Subsidiaries has experienced any strike, walkout, lockout, work stoppage, or similar labor dispute, and, to the Company’s Knowledge, no such activities have been threatened, (b) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any labor grievance or any unfair labor practice charge or complaint, and no such grievance, charge or complaint has been filed against the Company or any of its Subsidiaries, (c) to the Company’s Knowledge, no union organizing activities are underway or threatened with respect to Workers and no such activities have occurred, and (d) no collective bargaining agreements are in effect with respect to Workers or are currently being negotiated by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization, or works council. As of the date of this Agreement, (i) no such agreement is presently being negotiated, (ii) no labor union, labor organization, or works council has made a pending demand for recognition or certification, and (iii) to the Company’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries has any material duty to bargain with any labor organization or works council. To the Company’s Knowledge, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending now, that has occurred in the past, or is now threatened that would reasonably be expected to interfere with the business activities of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.18.1, to the Company’s Knowledge, the Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Legal Requirements governing the employment of labor, including Legal Requirements relating to employment practices, wages, compensation, benefits, the payment of social security and other state and federal Taxes, hours, classification of employees and independent contractors, affirmative action, collective bargaining, discrimination, harassment, retaliation, civil rights, terms and conditions of employment, immigration, safety and health, workers’ compensation, plant closings, and termination of service (“Employment Practices”), including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), the National Labor Relations Act of 1935, The Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101), Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, and the Immigration Nationality Act (8 U.S.C. 1324a, et seq.) and other applicable Legal Requirements of the jurisdictions in which the Company or any of its Subsidiaries is qualified or do business. To the Company’s Knowledge, all current employees of the Company and its Subsidiaries who work in the United States are, and all former employees of the Company or any of its Subsidiaries who worked in the United States whose employment terminated, voluntarily or involuntarily, were, legally authorized to work in the United States. To the Company’s Knowledge, the Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. To the Company’s Knowledge, the Company is and has been in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

3.18.2. Neither the Company nor any of its Subsidiaries has any accrued but unpaid Liabilities relating to current or former Workers other than for compensation or other employee benefits that has accrued since the last payroll pay date. To the Company’s Knowledge, there are no material claims, disputes, grievances, audits or controversies pending against the Company or any of its Subsidiaries or threatened or reasonably anticipated against the Company or any of its Subsidiaries involving any Worker. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any foreign, federal, state or local agency of any Governmental Authority with respect to any Employment Practices. To the Company’s Knowledge, there are no charges, Actions or formal complaints relating to any Employment Practices threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against the Company or any of its Subsidiaries pertaining to any Worker. No current or former Worker has filed a complaint or claim with the Company or any of its Subsidiaries with respect to Employment Practices. To the Company’s Knowledge, no current or former Worker has been involved in an accident in the course of his or her service with the Company or any of its Subsidiaries that would have caused other than minor injury, nor has any such Person been exposed to material occupational health hazards in the service of the Company or any of its Subsidiaries.

3.18.3. Schedule 3.18.3 sets forth a true, correct and complete list of the names (or, if required under privacy Legal Requirements, employee identification number), of all Workers, showing each such Worker’s current (i) position, (ii) status as full-time or part-time, (iii) if an employee, his or her status as exempt or non-exempt (to the extent applicable under Legal Requirements), (iv) date of commencement of service, (v) rate of cash compensation, (vi) any other unvested bonuses, (vii) material fringe benefits, (viii) primary work location and the status of any required visa or work permit, (ix) accrued but unpaid vacation, sick leave or other paid time off, (x) accrued but unpaid bonuses, (xi) severance or termination payment rights payable in excess of that required by applicable Legal Requirements, (xii) whether such Worker is on a leave of absence or given written notice of the need for a leave of absence, (xiii) whether such person is on a performance improvement plan, (xiv) employer and (xv) Worker classification as exempt or non-exempt.

3.18.4. To the Company’s Knowledge, no Worker is in violation of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any of its Subsidiaries. To the Company’s Knowledge, no Worker is in violation of any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such Worker to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

3.18.5. Schedule 3.18.5 lists all employee manuals and handbooks, policy statements and agreements relating any Workers as of the date of this Agreement, and the Company has delivered to Buyer accurate and complete copies of the same.

3.19. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(c) or (b) otherwise be paid by the Sellers and their respective Affiliates and for which the Buyer and (after the Closing) the Company will have no responsibility to pay.

3.20. Customers and Suppliers. Schedule 3.20 sets forth a list of the ten (10) largest customers of the Company (measured by aggregate revenue) and five (5) largest suppliers of the Company (measured by aggregate payments) for the twelve (12) month period ending on the Reference Balance Sheet Date. Since the Reference Balance Sheet Date, no customer or supplier listed on Schedule 3.20 has provided written notice that it intends to cease doing business with or materially decrease the amount of business done with the Company or materially alter the terms upon which it is willing to do business with the Company.

3.21. Regulatory Matters.

3.21.1. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act. The Company has not received any notices or correspondence from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

3.21.2. The Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA. The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither the Company nor any of its officers, employees, or, to the Company’s Knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither the Company nor any of its officers, employees, or to the Company’s Knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

3.21.3. The Company is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity.

3.21.4. The Company has not classified the items that it produces, designs, tests, manufactures, fabricates, or develops for purposes of U.S. export controls (including hardware, software, technology). The Company does not produce, design, test, manufacture, fabricate, or develop any items that are controlled for export under the Export Administration Regulations, 15 CFR Parts 730-744. The Company does not produce, design, test, manufacture, fabricate, or develop any defense articles, technical data, or services subject to the International Traffic in Arms Regulations, 22 CFR Parts 120-130 (“ITAR”). The Company is not registered under the ITAR with the U.S. Department of State’s Directorate of Defense Trade Controls. The Company does not have a facility clearance to do classified work for the U.S. Government. The Company does not maintain or collect any “sensitive personal data” as that term is used within the context of 31 CFR § 800.248.

3.22. Minutes. The minutes of the meetings of the board of directors or managers and any committee thereof of the Company and the Company’s Subsidiaries, to the extent such minutes of meetings were memorialized, have been made available to the Buyer.

3.23. Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s Knowledge, in compliance in all material respects with (i) all applicable laws (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies, by which the Company is bound; and (iii) any contractual obligations with its customers. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s Knowledge, there has been no (i) loss, damage, or unauthorized access, use, transmission, modification, or other misuse of any such information by the Company or any of its Subsidiaries or any of its Workers; or (ii) unauthorized access to any databases, computers, storage media (e.g., backup tapes), network devices, or other devices that process or store personal information, whether hosted or operated by the Company or any of its Subsidiaries or any other Person on the Company’s or its Subsidiaries’ behalf. The Company has received no written notice that any Person (including any Governmental Authority) has made any claim or commenced any Action, and to the Company’s Knowledge no person has made any claim or commenced any Action, against the Company with respect to any alleged loss, damage, or unauthorized access, use, modification, or other misuse of any such personal information by the Company or its Subsidiaries or any Worker.

3.24. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement (including the related portions of the Disclosure Schedules), none of the Company, Yuz, or any other Seller makes any representation or warranty of any kind whatsoever, express or implied, to Buyer, and each of the Company, Yuz, and each other Seller hereby disclaims any such representation or warranty, and notwithstanding the delivery or disclosures to Buyer, or any of its representatives or Affiliates of any documentation or other information with respect to any one or more of the foregoing. None of the Company, Yuz, or any other Seller makes any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or of the future business, operations or affairs of the Company, notwithstanding the delivery or disclosures to Buyer, or any of its representatives or Affiliates of any documentation or other information with respect to any one or more of the foregoing.

4. Representations and Warranties of the Sellers.

Except as provided in the Disclosure Schedules (subject to Section 11.15), each Seller, severally and not jointly, and solely in respect of such Seller and not in respect of any other Seller, represents and warrants to the Buyer as of the date hereof and the Closing Date as follows:

4.1. Organization, Power and Standing. Such Seller, if a legal entity, is duly organized, validly existing and in good standing under the laws of the state or country of its formation. Such Seller (or its trustee or trustees have) has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

4.2. Authorization; Enforceability. If such Seller is not a natural person or a trust, the execution, delivery and performance by such Seller of this Agreement and any agreement related to the Contemplated Transactions to which such Seller is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of such Seller, and no other proceedings or actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement, any other agreement to which such Seller is a party related to the Contemplated Transactions, and the consummation of the Contemplated Transactions. If such Seller is a trust, (a) such Seller is a trust duly created under the Legal Requirements of the jurisdiction of its formation and is being validly administered under all applicable Legal Requirements and (b) the trustee or trustees of such Seller are validly appointed as the trustee, trustees, successor trustee or successor trustees of such Seller and each of them is validly qualified and competent to act in capacity and is lawfully so acting. This Agreement and any other agreement to which such Seller is a party related to the Contemplated Transactions, which have been duly executed and delivered by such Seller, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirement now and hereafter in effect relating to the rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. No further authorizing action on the part of such Seller is or will be required in connection with the consummation of the Contemplated Transactions.

4.3. Noncontravention.

(a) The execution and delivery by such Seller of this Agreement, any other agreement that such Seller is a party related to the Contemplated Transactions, and the performance by such Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions by such Seller will not, (i) if such Seller is not a natural person, conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, declaration of trust or equivalent constitutional or authorizing documents of such Seller, (ii)(A) conflict with, (B) result in a violation of or default under (with or without notice, lapse of time or both), (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or (D) require any consent, approval or waiver from any Person in accordance with the terms of any Contract or Permit of such Seller or pursuant to any Legal Requirement applicable to such Seller, or (iii) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares owned of record by such Seller or the ability of such Seller to consummate the Contemplated Transactions.

(b) No Governmental Order, Permit or filing with or declaration or notification to, any Governmental Authority is required by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or any agreement related to the Contemplated Transactions by the Sellers or the consummation of the Contemplated Transactions.

4.4. Ownership of Shares.

(a) In respect of the Stockholders (and not the Accredited Optionholders or Warrantholders) only:

4.4.1. Such Stockholder is the sole registered legal owner of the number of the Shares opposite such Stockholder’s name set forth on Schedule 4.4.

4.4.2. Except pursuant to this Agreement, such Shares are not subject to any Liens (other than Liens pursuant to the Company’s Organizational Documents and applicable securities laws), and such Stockholder has not granted any rights to purchase, and has no obligation to transfer the full legal and beneficial ownership of such Shares free from all Liens (other than Liens pursuant to the Company’s Organizational Documents and applicable securities laws) to Buyer.

4.4.3. Such Shares, together with any Accredited Options or Warrants set forth on Schedule 4.4, constitute all of the interest in the equity of the Company owned, beneficially or of record, by such Stockholder, and except as set forth in Schedule 4.4, such Stockholder has no other rights to acquire interest in the equity of the Company.

4.4.4. Upon the Closing, Buyer will own such Shares free and clear of all Liens other than those arising hereunder (other than Liens pursuant to the Company’s Organizational Documents, applicable securities laws, or Liens imposed by or permitted with respect to third parties by Buyer).

(b) In respect of the Accredited Optionholders (and not the Stockholders or Warrantholders) only:

4.4.1. Such Accredited Optionholder is the sole registered legal owner of the number of Accredited Options opposite such Accredited Optionholder’s name set forth on Schedule 4.4.

4.4.2. Such Accredited Options, together with any Shares or Warrants set forth on Schedule 4.4, constitute all of the interest in the equity of the Company owned, beneficially or of record, by such Accredited Optionholder, and except as set forth in Schedule 4.4, such Accredited Optionholder has no other rights to acquire interest in the equity of the Company.

(c) In respect of the Warrantholders (and not the Stockholders or Accredited Optionholders) only, such Warrantholder is the sole registered legal owner of the number of Warrants opposite such Warrantholder’s name set forth on Schedule 4.4.

4.5. Tax and Legal Matters. Such Seller acknowledges and agrees that such Seller had the opportunity to seek and was not prevented by the Buyer, the Seller Representative or any other Seller from seeking independent legal and Tax advice before such Seller’s execution and delivery of this Agreement, and, if such Seller did not avail himself or itself of that opportunity before signing this Agreement, that such Seller did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Seller as a defense to the enforcement of such Seller’s obligations under this Agreement. Such Seller understands that he or it must rely solely on his or its own advisors and not on any statements or representations by the other Sellers, the Seller Representative, the Buyer or any of their agents or attorneys, except for the representations and warranties of the Buyer in Article 4. Such Seller understands that such Seller (and not the Buyer or the Seller Representative) will be responsible for such Seller’s legal or Tax Liability that may arise as a result of the sale of such Seller’s Shares hereunder.

4.6. Absence of Litigation. Such Seller is not subject to any pending or, to the knowledge of such Seller, threatened Action that would prevent such Seller from (a) executing and delivering this Agreement or (b) performing such Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

4.7. Stock Consideration.

(a) The Stock Consideration to be acquired by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

(b) The Seller understands that the Stock Consideration has not been, and will not be as of the Closing, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Stock Consideration indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Company has no obligation to register the Stock Consideration for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Stock Consideration, and on requirements relating to the Company which are outside of the Seller’s control.

(c) Except as provided in Schedule 4.7, the Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d) The Seller understands that the Stock Consideration may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Plus, any legend required by the securities laws of any state to the extent such laws are applicable to the Stock Consideration represented by the certificate, instrument, or book entry so legended.

5. Representations and Warranties of the Buyer and Parent.

Each of the Buyer and the Parent represents and warrants to the Sellers and the Company as of the date hereof and the Closing Date as follows:

5.1. Organization. (a) The Parent is a private company, duly organized and validly existing under the Laws of the State of Israel and is not a “defaulting company” as defined under the ICL, (b) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (c) each of the Buyer and the Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the Contemplated Transactions. The Buyer is a wholly owned subsidiary of the Parent.

5.2. Authorization. Each of Buyer and the Parent has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, to issue the Stock Consideration, and to consummate the Contemplated Transactions. Each of Buyer and the Parent has taken all corporate actions or proceedings required to be taken by or on the part of the Buyer and the Parent to authorize and permit the execution and delivery by the Buyer and the Parent of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by each of Buyer and the Parent of its respective obligations hereunder and the consummation by the Buyer and the Parent of the contemplated transactions, including issuance of the Stock Consideration. This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by each of the Buyer and the Parent, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of each of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with its terms.

5.3. No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of or its performance of its obligations under this Agreement by the Buyer or the Parent nor either of their consummation of the Contemplated Transactions will:

5.3.1. require any consent, waiver, approval, clearance, permit, order or authorization of or from, or registration, declaration, notice or filing to or with any Governmental Authority with respect to the Buyer or the Parent;

5.3.2. not (1) except as set forth in Schedule 5.3.2, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien (other than Permitted Liens) or other arrangement to which the Buyer or the Parent is a party or by which the Buyer or the Parent is bound or to which its assets are subject, or (3) result in the imposition of any Lien (other than Permitted Liens); or

5.3.3. result in a material breach or violation of, or material default under, the Organizational Documents of the Buyer or the Parent.

5.4. Valid Issuance of Stock Consideration. The Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, not subject to preemptive rights, and free of restrictions on transfer other than restrictions on transfer under applicable U.S. state and federal securities laws and this Agreement and pursuant to any liens or encumbrances created by or imposed by a Seller. Assuming the accuracy of the representations of the Sellers in Section 4 of this Agreement, the Stock Consideration will be issued in compliance with all applicable federal and state Laws and all applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”).

5.5. Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer, the Parent or any of their Affiliates or any of their properties, asserts or business, that would prevent Buyer or the Parent from (a) executing and delivering this Agreement, or (b) performing Buyer’s or the Parent’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement. Neither Parent nor Buyer has received notice of and to their knowledge there is no SEC inquiry or investigation, other governmental inquiry or investigation, or internal investigation pending or, to Parent’s and Buyer’s knowledge, threatened, in each case regarding any accounting practices of the Parent or any of its Subsidiaries or any malfeasance by any officer or director of Buyer, Parent, or any of its Subsidiaries.

5.6. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer, the Parent or any of their Affiliates other than fees (if any) that will be paid by the Buyer, the Seller or their Affiliates and for which the Sellers and their Affiliates will have no responsibility to pay.

5.7. Capital Structure. The authorized share capital of the Parent consists of 100,000,000 ordinary shares, par value NIS 0.01 per share. As of the date of this Agreement, 46,100,173 shares of Parent Stock were issued and outstanding (not including shares to be issued hereunder).

5.8. Listing and Maintenance Requirements. Parent Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Parent has taken no action designed to result in the termination of the registration of such Parent Stock under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration. The Parent Stock is currently listed on The Nasdaq Global Market and Parent is in compliance with all of the applicable rules and regulations of Nasdaq, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of Nasdaq), except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

5.9. SEC Reports. The Parent has timely filed all reports, registration statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of the respective dates of their filing, all SEC Reports complied in all material respects with the applicable requirements of all laws applicable to the Parent or to its securities, properties or business. To the Parent’s knowledge, the SEC Reports did not as of the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of this Section 5.9, “knowledge” means with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by executive management of such entity, including its principal executive officer and the principal financial officer.

5.10. Investment Intent. The Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. The Buyer acknowledges that the Shares and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.

5.11. Independent Investigation. Each of the Parent and the Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Without derogating from its reliance on the representations and warranties of the Company and Sellers in this Agreement, each of the Parent and the Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Parent and the Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules). Each of the Parent and the Buyer specifically disclaims that it is relying upon or had relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company and the Sellers and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person.

5.12. Taxes and Tax Returns.

(a) Each of the Parent and the Buyer has (i) filed (taking into account any applicable extensions) all income Tax Returns and other material Tax Returns that were required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes owed, whether or not shown on such Tax Returns, and each of their Subsidiaries has done so, except to the extent that the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Parent.

(b) There are no material liens for Taxes (other than Permitted Liens) on any assets of the Parent or the Buyer.

(c) Neither the Parent nor the Buyer is a party to any currently pending Tax audits or other administrative Tax proceedings in each case the outcome of which could have a material adverse impact on Parent, Buyer, or their respective businesses or financial condition, or any currently pending court proceedings or any other material dispute or claim concerning any material Tax liability of the Parent, the Buyer or any of their Subsidiaries, in each case, for which written notice has been received. To the Parent’s and Buyer’s knowledge, there are no material matters under discussion between the Parent, the Buyer or any of their Subsidiaries and any Taxing Authority.

6. Conditions Precedent to the Obligations of the Buyer.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1. Representations and Warranties. (i) The Seller Fundamental Representations and the representations set forth in clause (b) of Section 3.6 shall be true and correct in all respects at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date and (ii) the representations and warranties of the Company and the Sellers in this Agreement and any certificate or other writing delivered pursuant hereto other than the Seller Fundamental Representations shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to “material,” “in all material respects,” “Material Adverse Effect” or similar phrases in the representations and warranties that limit the representations and warranties); provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

6.2. Performance of Obligations. The Sellers and the Company (including its Subsidiaries) will have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with or performed by the Sellers or the Company (including its Subsidiaries), respectively, at or prior to the Closing.

6.3. Compliance Certificate. The Seller Representative will have delivered to the Buyer a certificate dated as of the Closing Date, executed by an officer of the Company and the Seller Representative, to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied.

6.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any Legal Requirement (whether temporary, preliminary or permanent) that remains in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

6.5. Escrow Agreement. The Buyer will have received a copy of the Escrow Agreement, duly executed and delivered by the Seller Representative and the Escrow Agent.

6.6. Indebtedness. The Company will have obtained, and delivered to the Buyer a copy of, pay-off letters or other similar documentation, in a form reasonably acceptable to the Buyer, to the effect that there will be no outstanding amounts payable in respect of the Estimated Company Indebtedness upon payment at the Closing of the amounts specified in such pay-off letters or similar documentation, which pay-off letters or similar documentation shall include authorization of the release of all Liens upon the payment in full on the Closing Date of such amounts.

6.7. FIRPTA. The Company shall have delivered to the Buyer a statement from the Company certifying that Shares in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), signed under penalties of perjury and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2), in each case a form reasonably acceptable to the Buyer.

6.8. Personnel. Each of the Workers identified as “Founders” in Schedule 6.8, and all of the Workers identified as “Key Employees” in Schedule 6.8 shall have entered into new employment agreements with the Company effective as of immediately following the Closing, which employment agreements will provide for the termination of their preexisting employment or consulting agreements with the Company and employment term of not less than one year post-Closing Date.

6.9. Secretary’s Certificate. The Company will have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, (i) certifying as to and attaching (a) copies of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Contemplated Transactions, including a certification that such resolutions shall not have been modified or rescinded as of the Closing Date, (b) the certificate of formation (or equivalent other governing document) of the Company and each of its Subsidiaries certified by the Secretary of State or similar Governmental Authority in its jurisdiction of organization, (c) the good standing of the Company and its Subsidiaries in their respective jurisdictions of organization, including copies of good standing certificates (or equivalent documents) issued within five (5) Business Days of the Closing Date by the Secretary of State or similar Governmental Authority in its jurisdiction of organization and (ii) certifying as to the incumbency, names and signatures of the directors, managers, and officers (or functional equivalents) of the Company and its Subsidiaries.

6.10. Forms W-8/W-9. The Buyer shall have received an IRS Form W-9 or an applicable version of IRS Form W-8 for each Seller, duly executed by that Seller.

6.11. Consents. All actions, approvals, consents and waivers that are listed in Schedule 6.11 shall have been taken or obtained, as applicable, and evidence thereof shall have been delivered by the Company to the Buyer, in each case in a form and substance reasonably acceptable to the Buyer.

6.12. Non-competition Agreements. The Non-competition Agreements shall be in effect and not have been repudiated.

6.13. MDW Asset Purchase Agreement. The Asset Purchase Agreement by and among the Buyer, the Parent and MDW LLC, dated as of October 21, 2021, shall have closed.

6.14. Company Intellectual Property. The Company’s Intellectual Property shall be free from any Lien and freely transferable.

6.15. PPP Escrow Agreement. The Buyer will have received a copy of the PPP Escrow Agreement, duly executed and delivered by the Company and the PPP Escrow Agent.

7. Conditions Precedent to Obligations of the Sellers.

The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

7.1. Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date and (ii) the representations and warranties of the Buyer in this Agreement and any certificate or other writing delivered pursuant hereto other than those set forth in clause (i) above shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Closing (without giving effect to materiality, material adverse effect or similar phrases in the representations and warranties that limit such representations and warranties); provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

7.2. Performance of Obligations. The Buyer will have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with or performed by the Buyer at or prior to the Closing.

7.3. Compliance Certificate. The Buyer will have delivered to the Sellers a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.

7.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that remains in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

7.5. Escrow Agreement. The Sellers will have received a copy of the Escrow Agreement, duly executed by the Buyer, the Parent and the Escrow Agent.

8. Covenants of the Parties.

8.1. Access to Premises and Information.

8.1.1. From the date hereof until the Closing Date, the Company will promptly permit the Buyer and its Representatives to have reasonable access during normal business hours to (i) all of the properties, books, contracts, commitments and records of the Company and any of its Subsidiaries and (ii) all other information concerning the business, Intellectual Property, properties and personnel of Company and its any of its Subsidiaries as Buyer may reasonably request. Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Company. Notwithstanding anything to the contrary contained in this Section 8.1, the Company may withhold any document (or portions thereof) or information (a) that may constitute privileged attorney-client communications or attorney work product, or (b) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith, would reasonably be expected to conflict with applicable Legal Requirements.

8.1.2. Subject to Legal Requirements, until the earlier of the termination of this Agreement and the Closing Date, the Company shall promptly notify Buyer of, and to confer from time to time as requested by Buyer, with one or more representatives of Buyer during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and its Subsidiaries. If Buyer requests further information or investigation of the basis of any potential violations of Legal Requirements, including Legal Requirements related to export control and the Anti-bribery Laws, the Company shall cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.

8.1.3. The Company shall (1) notify Buyer in writing promptly after learning of any Action by any Governmental Authority initiated by or against the Company or any of its Subsidiaries, or known by the Company to be threatened against the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or members in their capacity as such (a “New Litigation Claim”); (2) notify Buyer of ongoing material developments in any New Litigation Claim; and (3) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

8.1.4. No information or knowledge obtained in any investigation in accordance with this Section 8.1 will affect, amend or supplement, or be deemed to affect, amend or supplement, any representation or warranty contained in this Agreement, the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Contemplated Transactions or any party’s rights hereunder (including rights under Article 9).

8.1.5. All information exchanged pursuant to this Section 8.1 shall be subject to that certain confidentiality agreement by and between Buyer and the Company, dated October 15, 2019 (the “Confidentiality Agreement”) and Buyer acknowledges and agrees that it will abide by the terms of such Confidentiality Agreement.

8.2. Conduct of Business Prior to Closing. From the date hereof until the Closing, the Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, and except as (i) expressly contemplated by this Agreement, (ii) required by Legal Requirement, or (iii) otherwise consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed),

8.2.1. the Company shall, and shall cause its Subsidiaries to:

(a) (i) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings, and for which adequate reserves according to GAAP have been established, (ii) pay or perform its other obligations when due, and (iii) use commercially reasonable efforts consistent with past practice to (1) preserve intact its present business organization, (2) keep available the services of its present officers and key employees, and (3) preserve its relationships with customers, suppliers, licensors, licensees, and others having business dealings with it; and

(b) notify Buyer of any change, occurrence or event not in the ordinary course of business of the Company, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect or which is reasonably likely to cause any of the conditions in Article 6 and Article 7 not to be satisfied; and

8.2.2. the Company shall not, and shall not permit its Subsidiaries to:

(a) adopt or propose any change in the Organizational Documents;

(b) merge, combine or consolidate with any other Person or acquire any amount of assets of any other Person (except for acquisitions of supplies in the ordinary course of business consistent with past practices), subject to Section 8.4;

(c) except (i) as expressly required by Legal Requirement, or (ii) to comply with any Employee Plan entered into prior to the date hereof and listed on Schedule 3.10.1 (to the extent complete and accurate copies of which have been heretofore made available to Buyer), (A) adopt, enter into, terminate or amend any collective bargaining agreement or Employee Plan or any benefit or compensation arrangement that would be an Employee Plan if it had been in existence on the date of this Agreement; (B) increase the compensation, bonus, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any Worker; (C) pay to any Worker any benefit or amount not required under any Employee Plan; (D) grant or pay any equity or equity-based, change in control, severance or termination compensation or benefits to, or increase in any manner the equity or equity-based, change in control, severance or termination compensation or benefits of, any current or former Worker; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan; (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Employee Plan; or (G) hire any employee except in replacement of any Worker listed Schedule 3.18.3 who is not a vice president or higher;

(d) settle, release, assign, or compromise any Action, whether now pending or hereafter made or brought;

(e) commence any Action against any Person other than in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of the Business, as long as the Company consults with Buyer before the filing of such Action;

(f) (i) declare, enter into, set aside, issue or pay any dividend or any distribution (in cash or in kind) to any equityholder of the Company, (ii) directly or indirectly redeem, purchase or otherwise acquire any Share (other than repurchases of Shares from departing employees in the ordinary course of business consistent with past practices), or (iii) enter into any subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, including securities which are convertible into or exchangeable for Company equity or other securities of the Company;

(g) except as contemplated by this Agreement or by the terms thereof, accelerate, amend or change the period of exercisability or vesting of Company equity granted under the Employee Plans or the vesting of the securities purchased or purchasable under such options, awards or rights, amend or change any other terms, including the exercise price or base value, of such options, awards or rights, or authorize cash payments in exchange for any such option awards or rights or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any Shares;

(h) sell, assign, lease, license, transfer, abandon or otherwise dispose of, or mortgage, pledge or encumber any of its assets, other than pursuant to non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business pursuant to the sale of Company products or services;

(i) make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to Workers for travel and other expenses in the ordinary course of business;

(j) create, incur, assume, or guarantee any indebtedness for borrowed money, other than borrowings that are included in Estimated Company Indebtedness and that are pursuant to the Company’s existing credit facilities;

(k) (i) amend or modify in any material respect in a manner adverse to the Company or any of its Subsidiaries, or assign or consent to the termination of, any Material Contract, or (ii) except for a new contract with a customer or potential customer entered into in the ordinary course of business, enter into any new agreement which would be considered a Material Contract if it had been entered into prior to the date of this Agreement;

(l) except as contemplated by the Company’s capital expenditure budget for its fiscal year ending December 31, 2021, which is attached hereto as Schedule 8.2.2(l), make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases;

(m) fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s current practices, reduce the amount or scope of any coverage provided by existing insurance policies, permit any existing insurance policy to lapse without being replaced by a commensurate insurance policy or reduce the amount or scope of indemnity bonds issued at the request or for the benefit of the Company;

(n) elect or appoint any new non-employee members to the board of directors or similar governing body of the Company;

(o) make any material Tax election inconsistent with the Company’s prior practices, change any material election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) make any change in accounting practices or policies from those utilized in the preparation of the Financial Statements, make any change in its invoicing practices, write off, write down or make any determination to write off or write down any of its assets; or make any material change in its credit or allowance practices or policies; or

(q) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the Company shall be permitted, after the date of this Agreement and prior to Closing, to (x) make all required payments on Indebtedness and (y) utilize unrestricted cash to pay obligations of the Company in the ordinary course of business prior to the Closing.

8.3. Confidentiality; Announcements.

8.3.1. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

8.3.2. Each party will not, and will make reasonable efforts to cause its Representatives not to, issue or cause the publication of any press release or other public announcement or make any disclosure to any Person regarding (a) this Agreement, the Disclosure Schedule, the Contemplated Transactions, or any discussions, memoranda, letters or agreements related to this Agreement or thereto, including any announcement to employees, customers, suppliers or others having dealings with the Company, (b) the existence or terms of this Agreement or the Contemplated Transactions; (c) the existence of discussions and negotiations between or among Buyer, the Company, and the Sellers, or any of the respective Representatives of Buyer or the Company; (d) the consummation of the Contemplated Transactions or (e) information about the business, properties, financial condition or operations of the Company, in the case of each of clauses (a)–(e) without prior approval of Buyer, except, in the case of the Sellers, to the extent (x) disclosure is required by such Seller to his, her or its Tax, financial, legal or other professional advisors or, if applicable, spouse, subject to a duty of confidentiality, for purposes of complying with such Seller’s Tax obligations or other reporting obligations under Legal Requirements arising out of the Contemplated Transactions, or (y) disclosure is made by such Seller to his, her or its legal counsel, subject to a duty of confidentiality. No party shall make any announcement or disclosure utilizing Siemens’, or any of its Affiliate’s, name, likeness, trade names, trademarks, or service marks without the prior written consent of Siemens.

8.3.3. After the Closing Date, each Seller agrees and agrees to make reasonable efforts to cause its Representatives to treat any and all Proprietary Information as confidential and not disclose or make it available to any Person unless it is or has been:

(a) obtained legally and freely from a third party without restriction as to the disclosure of such information;

(b) made public as required by applicable Legal Requirements; or

(c) within the public domain or later becomes part of the public domain as a result of acts by someone other than any Seller or any Representative of a Seller.

8.3.4. To the extent obliged to treat Proprietary Information as confidential, each Seller and the Seller Representative shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the Proprietary Information.

8.3.5. In the event that a Seller or the Seller Representative or any of their respective Representatives becomes legally compelled to disclose any Proprietary Information other than as permitted by Section 8.3.3, such Seller or Seller Representative shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with Section 8.3.3, and in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with Section 8.3.3, furnish only that portion of such Proprietary Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Proprietary Information.

8.4. No Solicitation.

8.4.1. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company and the Sellers will not, and Sellers will use commercially reasonable efforts to cause its and their Representatives and Affiliates not to, directly or indirectly:

(a) solicit, initiate, knowingly encourage, facilitate or support any inquiry, proposal or offer with respect to, or the making, announcement, submission or completion of any Acquisition Transaction;

(b) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, or otherwise cooperate with, facilitate or assist any Person in connection with an Acquisition Transaction;

(c) approve, endorse or recommend any Acquisition Transaction;

(d) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Transaction; or

(e) resolve, propose or agree to do any of the foregoing.

8.4.2. Upon execution of this Agreement, the Company and each Seller will, and the Company shall use commercially reasonable efforts to cause its and their Representatives and Affiliates to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Buyer) that relate to or are in respect of an Acquisition Transaction.

8.4.3. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, each Seller will, and the Company shall use commercially reasonable efforts to cause its and their Representatives and Affiliates of the Company to, promptly (and in no event later than 24 hours after receipt thereof) notify Buyer orally and in writing of any proposal, offer, inquiry or notice concerning an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, the material terms thereof and a copy of any written proposal, offer or request) that is received by the Company or any Seller, or any representative thereof. The Sellers and the Company shall keep Buyer informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request.

8.5. Preparation for Closing. Subject to the terms and conditions hereof, each of the Company, the Sellers, the Buyer and the Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:

8.5.1. Regulatory Filings.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from third parties, including as required under any Material Contract and (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, make all necessary registrations, declarations and filings and take all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, including making the Regulatory Filings (as defined below).

(b) In connection with, and without limiting, the efforts referenced in Section 8.5.1(a) Buyer (and its respective Affiliates, if applicable), on the one hand, and the Company (and the Company Subsidiaries, if applicable), on the other hand, shall promptly determine whether any filings are required to be made with, and whether any other consents, approvals, permits or authorizations are required to be obtained from, any Governmental Authority under any other applicable Legal Requirement in connection with the transactions contemplated hereby, and if so, to prepare and file any such filings and to seek any such other consents, approvals, permits or authorizations (collectively, the “Regulatory Filings”).

(c) In connection with, and without limiting, the efforts referenced in Section 8.5.1(a) or the obligations of the parties under Section 8.5.1(b),each of Buyer and the Company shall, to the extent permitted by applicable Legal Requirement and not prohibited by the applicable Governmental Authority, (i) cooperate and coordinate with the other parties in the making of Regulatory Filings (including providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Authority with respect to any Regulatory Filing, (ii) supply the other parties with any information and reasonable assistance that may be required or reasonably requested in connection with the making of any Regulatory Filing within a reasonable period, and (iii) supply, within a reasonable period, any additional or supplemental information or assistance that may be required or requested by any applicable Governmental Authority to which any such filing is made under any other applicable law, and

(d) Buyer (and its Affiliates, if applicable), on the one hand, and the Company (and the Company Subsidiaries, if applicable), on the other hand, shall, to the extent practicable and unless prohibited by applicable law or by the applicable Governmental Authority, promptly inform the other parties of any material communication from any Governmental Authority regarding any of the Contemplated Transactions in connection with any Regulatory Filings or investigations with, by or before any Governmental Authority relating to this Agreement, including any Actions initiated by a private party. If any party or Subsidiary or other Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to a Regulatory Filing, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Legal Requirement or by the applicable Governmental Authority, the parties will (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Contemplated Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other parties apprised with respect to any material communications with any Governmental Authority regarding the Contemplated Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Contemplated Transactions, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Contemplated Transactions. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis if allowed or required under applicable Legal Requirement.

(e) In connection with, and without limiting, the efforts referenced in Section 8.5.1(a) or the obligations of the parties under Section 8.5.1(b), except as otherwise provided in this Agreement (including Section 8.5.1(f) and Section 8.5.1(g)), each of Buyer and the Company shall offer to take (and if such offer is accepted, to take or commit to take) all steps: (i) necessary to obtain all consents, approvals or nonactions required to be obtained in connection with the consummation of the Contemplated Transactions; and (ii) necessary to avoid or eliminate impediments under any Legal Requirement that may be asserted by any Governmental Authority or other Person with respect to the Contemplated Transactions, in each case so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Expiration Date, and, if necessary, will participate in any Action in order to defend against any Action by any Governmental Authority or private party to prevent or enjoin the consummation of the Contemplated Transactions.

(f) Notwithstanding anything to the contrary in this Agreement, none of the Company, Buyer or any of their respective Subsidiaries or Affiliates shall be required to (and the Company may not, without the prior written consent of Buyer) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Buyer or any of their respective Subsidiaries or Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, Buyer, or any of their respective Subsidiaries or Affiliates in any manner, or (iii)  impose any restriction, requirement or limitation on the operation or control of the Business or portion of the business of the Company, the Buyer or any of their respective Subsidiaries or Affiliates.

(g) Buyer shall not be required to accept any foreign ownership, Control or influence mitigation arrangement.

8.5.2. Third Party Consents. The Sellers and the Company will cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions, furnishing documents and information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers; provided, that (i) nothing in this Agreement will obligate or be construed to obligate the Company or any Seller to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Material Contract and (ii) the obtaining of any such action, consent, approval or waiver shall not be a condition to any party’s obligation to consummate the Closing, except as provided in Section 6.11.

8.6. Business Records. The Buyer acknowledges that the Seller Representative may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Company will, during normal business hours, provide the Seller Representative (and its Representatives) with either access to or copies of the Records. If the Company desires to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify the Sellers and provide to the Seller Representative (or, if applicable, its designee) and its Representative a reasonable opportunity, at the Sellers’ expense, to make copies of or remove such Records. Notwithstanding anything to the contrary herein, neither the Sellers nor the Seller Representative shall have access to or the right at any time to examine the Tax Returns, Tax work papers, financial statements or books and records of Buyer or any of its Affiliates (other than the Pre-closing Tax Returns of Company and any of its Subsidiaries, and in the case of information related to post-Closing periods, pro forma information containing only that of, or separate Tax Returns for only, the Company and any of its Subsidiaries) in connection with any Third-Party Claim, Tax Proceeding, similar claim or other dispute (whether among the parties or involving third parties) or otherwise.

8.7. Directors and Officers Indemnification and Insurance.

8.7.1. The Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of the Company (or any Subsidiary thereof), or who at the request of the Company (or any Subsidiary thereof) served prior to or on the Closing Date as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each a “D&O Indemnified Person”), including as provided in the Organizational Documents of the Company (or any Subsidiary thereof), or in any agreement between a D&O Indemnified Person and the Company (or any Subsidiary thereof) (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six (6)-year period following the Closing Date, the Buyer will cause the Company to, and the Company will (a) maintain in the Organizational Documents of the Company (any Subsidiary thereof) provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in the Organizational Documents of the Company (or any Subsidiary thereof), as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (b) continue in existence each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

8.7.2. In addition to the other rights of each D&O Indemnified Person provided for in this Section 8.7 and not in limitation thereof, from and after the Closing, for the six (6) year period following the Closing Date, the Buyer shall, and shall cause the Company (or each Subsidiary thereof) (each, a “D&O Indemnifying Party”) to, indemnify and hold harmless (and release from any liability to the Buyer or the Company or any Subsidiary thereof), each D&O Indemnified Person against all losses, claims, damages, liabilities, awards, orders, decrees, rulings, judgments, fines, penalties, settlement agreements, amounts paid in settlement, costs, charges, expenses and fees (including attorneys’ and experts’ fees and expenses) based upon, arising out of, in respect of or in connection with any threatened, pending or completed Action, based upon, arising out of, in respect of or in connection with any actual or claimed acts or omissions occurring at any time prior to or on the Closing Date (including in respect of any actual or claimed acts or omissions based upon, arising out of, in respect of or in connection with the negotiation or approval of this Agreement and the consummation of the Contemplated Transactions) (each, a “D&O Indemnifiable Claim”). Any D&O Indemnifiable Claim pending or asserted prior to or within the six (6) year period following the Closing Date shall continue to be covered by this Section 8.7 until the later of such time that such D&O Indemnifiable Claim is fully and finally disposed of with no further exposure of a D&O Indemnified Person of any kind or all settlement agreements, judgments, orders, awards, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied.

8.7.3. On or before the Closing Date, the Company will obtain for the Company at the Company’s sole expense, and, for a six (6) year period following the Closing Date, the Buyer will cause the Company to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability, and employment practices liability insurance policies covering actual or claimed acts or omissions of any D&O Indemnified Person occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date hereof (the “D&O Tail Policy”). The cost of the D&O Tail Policy will be borne 50% by the Buyer, on the one hand, and 50% by the Sellers (which amount will be included among the Transaction Expenses).

8.7.4. If the Company (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Buyer will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 8.7.

8.7.5. The provisions of this Section 8.7 shall survive the Closing. This Section 8.7 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes.

8.8. Tax Matters.

8.8.1. Transfer Taxes. The Buyer, on one hand, and the Sellers, on the other hand, shall each bear one-half of the Liability for all Transfer Taxes in connection with the Contemplated Transactions. The parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. The Buyer, on the one hand, and the Seller Representative and the Stockholders, on the other hand, shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Unless otherwise required by applicable law, the Seller Representative (on behalf of the Sellers) shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes and shall provide to the Buyer copies of all filed Tax Returns relating to Transfer Taxes and evidence that all Transfer Taxes have been timely paid. To the extent that the Buyer pays any portion of Transfer Taxes for which the Sellers are responsible under this Section 8.8.1, within three (3) Business Days of receipt of the Buyer’s written request and evidence of such payment, the Seller Representative (on behalf of the Sellers) shall reimburse the Buyer for the Sellers’ allocable portion of the amount of such Transfer Taxes paid by the Buyer on behalf of the Sellers.

8.8.2. Pre-Closing Tax Period Tax Returns.

(a) The Seller Representative shall timely prepare or cause to be timely prepared all income Tax Returns for the Company and its Subsidiaries for Tax periods ending before the Closing Date and that are due on or after the Closing Date (each a “Pre-Closing Tax Return”). Except as otherwise may be approved by the Buyer, all such income Tax Returns described in the previous sentence must be prepared (i) in accordance with applicable Legal Requirements, and (ii) consistent with the past practices of the Company except as otherwise required by applicable Legal Requirements. At least thirty (30) days prior to filing, the Seller Representative shall provide drafts of such income Tax Returns to the Buyer for review and written comments, and the Seller Representative will consider such comments in good faith. The Buyer shall prepare or cause to be prepared all other Tax Returns for the Company and its Subsidiaries to be filed after the Closing Date, and, for any such Tax Returns for a Straddle Period (each such Tax Return, a “Straddle Period Tax Return”) or that are a Pre-Closing Tax Return the Buyer shall provide drafts of such Tax Returns to the Seller Representative for review and written comments at least thirty (30) days prior to filing, and the Buyer shall consider in good faith Seller Representative’s reasonable comments and proposed changes in the applicable Tax Return(s) (if in compliance with Legal Requirements and consistent with the Company’s past practice). Except as required by Legal Requirements, all Tax Returns described in this Section 8.8.2(a) shall be prepared consistent with past practice. The Sellers shall be responsible for the full amount of Taxes shown due on any Pre-Closing Tax Return and for the portion of the Taxes shown due on any Straddle Period Tax Return that are allocable under Section 8.8.4 to the portion of the Straddle Period ending on the Closing Date, except for any such Taxes included in the calculation of Working Capital. Within three (3) Business Days of Seller Representative’s receipt of the Buyer’s written request, a copy of which will be delivered to the Escrow Agent, the Escrow Agent will pay to the Buyer the amounts of Taxes for which the Sellers are responsible as described in the proceeding sentence.

(b) The parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence of the Transaction Expenses, the Transaction Bonus Payments, the payment of the Company Indebtedness, and the other transactions or payments contemplated by this Agreement shall be reported in Pre-Closing Tax Periods to the greatest extent permitted by Legal Requirement, and to the greatest extent required to be treated as a loss, deduction, credit or benefit on Tax Returns of an owner of the Company, shall be reported as a loss, deduction, credit or benefit on the Sellers’ Tax Returns (rather than the Buyer’s Tax Returns, or the Company’s Tax Returns for any period beginning on or after the Closing Date) to the extent permitted by Legal Requirement. In addition, for any of the Transaction Expenses that are facilitative and might otherwise be required to be capitalized by the Company under Treasury Regulations Section 1.263(a)-5, the parties to this Agreement agree, and agree to cause their Affiliates, to cause the Company to make and apply, to the extent applicable, the “safe harbor election” described in IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, with respect to all such expenses that are eligible for such election, unless and except as the Seller Representative may otherwise agree.

(c) The Buyer shall cause the Company to join the Buyer’s “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) for purposes of U.S. federal Income Taxes and all other applicable Income Taxes effective as of the beginning of the date following the Closing Date and, to the extent permitted by applicable Law, treat the day immediately before the Closing Date as the last date of the taxable period for each other Tax period of the Company (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.

8.8.3. Amended Returns; Tax Elections. The Buyer shall not, and shall cause the Company and its Subsidiaries not to, (a) make any amendment of any Tax Returns of the Company or any Subsidiary to the extent such Tax Return relates to any Pre-Closing Tax Period (including any Straddle Period Tax Return) or to the extent such amendment would otherwise adversely affect any Stockholder or its direct or indirect owners (including any indemnification liability under Section 9.2) without the Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or (b) make any election that has retroactive effect to any Pre-Closing Tax Period or that would otherwise materially increase the Tax Liability of any Stockholder or any Stockholder’s direct or indirect owners without such Stockholder’s prior written consent (not to be unreasonably withheld, conditioned or delayed), in each case, except as required by Legal Requirement; provided, however, that in all such cases above, if such amended Tax Return or election could reasonably be expected to increase in any material respect the Tax liability of a Stockholder (including any indemnification obligation with respect to Taxes pursuant to Section 9.2), it will be reasonable for the Seller Representative to withhold consent (such consent not to be unreasonably withheld) from any such amendment or election proposed by or on behalf of the Buyer, to the extent that the Tax Return filings of the Company or any Subsidiary, in the absence of filing such Tax Return or election, would be in accordance with applicable Law.

8.8.4. Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Company and its Subsidiaries not based upon or measured by income, payroll, specific activities or events, the level of any item, gain, receipts, proceeds or profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the day immediately before the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that is included in the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the day immediately before the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end as of the close of business on the day immediately before the Closing Date); provided, however, that (i) any carryforward of charitable contribution deductions, Tax credits, or other Tax attributes from a Tax Period ending before the Closing Date to a Straddle Period will be deemed to be used fully in the portion of such Straddle Period ending on the day immediately before the Closing Date before being used in the portion of such Straddle Period beginning on the Closing Date, (ii) Tax deductions related to Transaction Expenses, the Transaction Bonus Payments, the payment of the Company Indebtedness, and the other transactions or payments contemplated by this Agreement that are allowed under applicable Tax Law in a Straddle Period shall be allocated to the pre-Closing portion of the Straddle Period as provided in Section 8.8.4, and (iii) exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the portion of the Straddle Period ending on the day immediately before the Closing Date in the same proportion as the number of calendar days during the Straddle Period through the day immediately before the Closing Date bears to the number of calendar days in the entire Straddle Period.

8.8.5. Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns of the Company or any Subsidiary (a “Tax Proceeding”) with respect to or which includes any Pre-Closing Tax Period, the Buyer shall inform the Seller Representative of such Tax Proceeding promptly; provided, however, that the failure or delay by the Buyer to promptly provide notice of a Tax Proceeding will not affect the Buyer’s right to indemnification hereunder except to the extent the defense of such Tax Proceeding is prejudiced thereby or the delay increases the ultimate Tax (including any interest and penalties) or other liability costs with respect to Tax Proceeding. To the extent that the Seller Representative provided written acknowledgement of the Sellers’ Liability (to the extent attributable to the Pre-Closing Tax Period) to indemnify the Buyer pursuant to Section 9.2 for the Tax Liability at issue in the Tax Proceeding, the Buyer shall afford the Seller Representative the opportunity to control, at the Sellers’ expense, the conduct of any such Tax Proceeding, with counsel or a Tax adviser of its own choosing, and to settle or otherwise resolve such Tax Proceeding in such manner as the Seller Representative may deem appropriate; provided, however, that the Seller Representative may not settle any such Tax Proceeding without the Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall have the right to reasonably be informed of material developments in any such Tax Proceeding and participate in such Tax Proceeding at its own expense. In the event that the Seller Representative does not assume control of such a Tax Proceeding, the Buyer may control the Tax Proceeding, but the Buyer may not settle or otherwise resolve such Tax Proceeding without the Seller Representative’s consent (which consent shall not be unreasonably withheld).

8.8.6. Refunds. Any refunds (or credits against Tax in lieu of a refund to which the Buyer or its Affiliates, including the Company or its Subsidiaries, become entitled) of Taxes of the Company or its Subsidiaries attributable or relating to a Pre-Closing Tax Period, including for a Straddle Period to the extent allocable to the portion of such Tax Period ending on the Closing Date in accordance with Section 8.8.4, will be for the benefit of the Sellers. The Buyer will promptly pay over to the Sellers all Tax refunds or credits received by the Buyer or its Affiliates (including the Company and its Subsidiaries) to which the Sellers are entitled under this Section 8.8.6, including all interest paid by a Taxing Authority with respect thereto, by wire transfer of immediately available funds in accordance with wire information to be provided by the Seller Representative upon Buyer’s request, which the Buyer shall pay within ten (10) days after (i) the Buyer’s (or its Affiliate’s) receipt of any such refund, or (ii) the due date of the Tax Return on which such credit is used or applied.

8.8.7. Cooperation and Tax Record Retention. The Buyer shall promptly furnish to the Seller Representative such information as the Seller Representative may reasonably request with respect to Tax matters relating to the Company or any Subsidiary for any taxable period beginning before the Closing Date, including by providing access to relevant books and records and making employees of the Buyer and the Company and its Subsidiaries available to provide additional information and explanation of any materials provided hereunder. The Buyer and Seller Representative shall cooperate with each other in connection with the preparation of any Tax Returns, in connection with any claim for a refund or credit governed by Section 8.8.4, and in connection with any Tax Proceeding controlled by the Seller Representative pursuant to Section 8.8.5. Notwithstanding anything else contained herein to the contrary, the Buyer shall retain all books and records with respect to Tax matters pertinent to the Company and any of its Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

8.8.8. The parties agree that no election pursuant to Code Sections 338 or 336(e) will be made by the Buyer, the Company, or any of the Company’s Subsidiaries with respect to the transactions contemplated under this Agreement.

8.9. Notification. From the date hereof until the Closing Date, the Company or the Seller Representative may disclose to the Buyer in writing (in the form of updated Disclosure Schedules) (the “Schedules Notice”) any development, fact or circumstance, solely to the extent arising after the date hereof, causing a breach of any of the representations and warranties contained in Sections 3 or 4 hereof. Such Schedules Notice shall amend and supplement the appropriate Disclosure Schedules delivered on the date hereof and attached hereto; provided that (A) if the condition set forth in Section 6.1 would not be satisfied if the Disclosure Schedule were not so amended and supplemented, then the Buyer will have the right to terminate this Agreement by providing written notice of such termination to the Company, and (B) no information or Schedules Notice provided under this Section 8.9 will, or will be deemed to, limit or modify or otherwise affect any representation or warranty contained herein.

8.10. Certain Employment and 401(k) Plan Matters.

8.10.1. If requested by Buyer at least five days prior to the Closing Date, then effective no later than one Business Day prior to the Closing Date, the Company will terminate any and all Employee Plans intended to include a cash or deferred arrangement qualifying under and described in Code Section 401(k) (each, a “401(k) Plan”). If Buyer requests that a 401(k) Plan be terminated pursuant to the preceding sentence, then no later than two (2) days prior to the Closing Date, the Company will provide Buyer with evidence that any such 401(k) Plans have been terminated (effective as of no later than one (1) Business Day prior to and contingent upon the Closing Date) pursuant to validly adopted resolutions of the Company’s board of directors.

8.10.2. Effective from and after the Closing Date and for a period of one (1) year thereafter, with respect to employees of the Company who remain employed by the Company (“Continuing Employees”), Buyer will cause the Company to continue to: (i) maintain base compensation levels at least equal to the base compensation levels in place immediately prior to the Closing, (ii) provide such Continuing Employees with eligibility for benefits that are no less favorable in the aggregate to the benefits available under current Employee Plans, (iii) provide to such Continuing Employees health insurance coverage with deductibles and other terms, in the aggregate, no less favorable than those being provided under the applicable Employee Plan prior to the Closing, and (iv) provide each Continuing Employee with employment terms and conditions that are no less favorable, in the aggregate, to the terms and conditions of such employee’s employment with the Company prior to the Closing; provided, however, that nothing in the preceding or any other provision of this Agreement will obligate Buyer to continue the employment of any employee after the Closing for any period of time or to continue any specific Employee Plan.

8.10.3. Effective from and after the Closing Date, Continuing Employees will be given credit for eligibility and vesting purposes under the employee benefit plans, programs, policies and arrangements maintained from time to time by Buyer or the Company, for such employees’ service with the Company to the same extent and for the same purposes that such service was taken into account under a corresponding Employee Plan as of the Closing Date; provided, however, that no such service will be credited to the extent that it would result in a duplication of benefits.

8.10.4. All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the parties hereto and do not create any right in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Employee Plan.

8.11. Restrictive Legends and Sale Restrictions.

(a) Sellers that receive shares of Stock Consideration shall be subject to resale restrictions according to Nasdaq rules and regulations and applicable U.S. securities laws, and their Stock Consideration will bear restrictive legends as set forth in Section 4.7(d) of this Agreement

(b) Certificates evidencing the Stock Consideration shall not be required to contain legends as set forth in Section 4.7(d) of this Agreement (i) while a registration statement, if any, covering the resale of the Stock Consideration is effective under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (iii) if the Stock Consideration is eligible for immediate sale under Rule 144 without any volume or manner-of-sale restrictions) or (iv) if Sellers provide Parent with a legal opinion to the effect that such legends are not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC). At such time as Stock Consideration is eligible for immediate sale under Rule 144, Parent, at its sole expense, shall cause its counsel to issue a legal opinion to Parent’s transfer agent or the Sellers (if required by the Parent’s transfer agent) to effectuate the removal of all legends on certificates evidencing such Stock Consideration. Parent agrees that at such time as legends are no longer required under this Section 8.11(b), it will, no later than two (2) Business Days following the delivery by the Sellers to the Parent or the Parent’s transfer agent of a certificate representing the Stock Consideration , deliver or cause to be delivered to the Sellers certificates representing Stock Consideration that are free from all restrictive and other legends (or, if such shares of Parent Stock are represented in book-entry format, instruct the transfer agent to remove the restrictive legend from the applicable book entry).

(c) The Parent shall use commercially reasonable efforts to maintain the listing of all Parent Stock on The Nasdaq Global Market or any other U.S. national securities exchange and automated quotation system, if any, upon which shares of Parent Stock are then listed.

(d) Sellers shall not use any material non-public information of Buyer or the Parent which has been received in connection with this Agreement to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer, dispose of any securities of the Parent in violation of applicable law.

8.12. Further Assurances. Each of the Sellers, the Buyer and the Parent, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the Contemplated Transactions.

8.13. Release of Claims. Upon and subject to the Closing and in consideration of the payments made to such Seller as set forth on the Closing Statement and other good and valuable consideration, each Seller undertakes as follows:

8.13.1. Except in respect of the Retained Claims, each Seller, on behalf of himself, herself, or itself, and his, her or its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, Representatives, and agents and any Seller Affiliates (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges the Company, each other Stockholder, and Buyer, each of their respective, Affiliates, successors and assigns, and the beneficiaries, heirs, executors, or Representatives, and insurers of any of them (collectively, the “Released Parties”), along with the current and former officers and directors of Company, from (a) any and all claims, counterclaims, suits, causes of action, damages, demands, and Liabilities (i) relating to the allocation of the Purchase Price set forth in the Allocation Schedule, including the allocation among the Sellers of the liability for the Purchase Price adjustment pursuant to Section 2.5.5, each Seller’s allocable share of the Escrow Amount, PPP Escrow Amount, and Seller Representative Fund Amount, and the allocation of the Earn Out among the Sellers, all in accordance with the Allocation Schedule; or (ii) relating to rights of first refusal or notice requirements provided in the Company’s Organizational Documents or other agreements governing the Company or the Sellers’ ability to engage in the sale of Shares or transactions similar to those contemplated by this Agreement; and (b) any and all commitments, Actions, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the Company or its ownership of securities issued by the Company (items (a) and (b) above, collectively the “Released Matters”), in all cases except that the Released Matters do not include any Retained Claim as further described in Section 8.13.2.

8.13.2. The Released Matters do not include, and nothing in this Agreement shall affect or be construed as a waiver or release by the Releasing Parties of, any Potential Claim by such Releasing Parties arising from or relating to the Retained Claims. “Retained Claims” means (a) fees, salary, reimbursement for expenses, bonuses, change of control payments, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Parties prior to the Closing in respect of services performed by such Seller as an employee, manager or director of the Company and any of its Subsidiaries and (b) the payment of the consideration for the Shares owned by such Stockholder, Accredited Options owned by such Accredited Optionholder, or Warrants owned by such Warrantholder, as applicable and in each case pursuant to the Allocation Schedule, in each case on and subject to the terms and conditions hereof.

8.13.3. No Transfer of Potential Claims. Such Seller represents and warrants to the Released Parties that such Seller has made no assignment or transfer of any of the Potential Claims for any Released Matter.

8.13.4. Waiver of Unknown Claims. With respect to any and all Potential Claims for any Released Matter, such Seller expressly waives and relinquishes, and the other Releasing Parties shall be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by any Legal Requirement of any jurisdiction or principle of common law that provides that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releasor executes the release, even if knowledge of such claims by the releasor would have materially affected his or her settlement with the debtor. Such Seller acknowledges that the inclusion of such unknown Potential Claims herein was separately bargained for and was a key element of this Section 8.13. Such Seller acknowledges, and the other Releasing Parties shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims herein released and agree that all such unknown Potential Claims are nonetheless released and that this Section 8.13 shall be and remain effective in all respects even if such different or additional facts are subsequently discovered. Furthermore, such Seller, by signing this Agreement, hereby agrees to waive any and all rights of pre-emption or first refusal or other rights of or restrictions of the Company on the transfer of any of the Shares conferred by the Organizational Documents or any Contract with respect to the transfers of the Shares provided for in this Agreement.

8.13.5. Covenant Not to Sue. Such Seller hereby irrevocably covenants to refrain from and, if such Seller Controls any of the Releasing Parties, to cause such Releasing Parties to refrain from, asserting any Potential Claim, or commencing, instituting or causing to be commenced, any Action of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters.

8.13.6. Basis of Defense; Attorneys’ Fees. This Section 8.13 may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of this Section 8.13. In the event any Potential Claim is brought or maintained by such Seller or any Releasing Party against the Released Parties in violation of this Section 8.13 and a Released Party prevails, such Seller shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same

8.14. PPP Loan.

8.14.1. At Closing, the Company shall deposit the PPP Escrow Amount into the PPP Escrow Account in accordance with Section 2.4.2(b), such amount to be held and released in accordance with the PPP Escrow Agreement. In the event that a portion or all of the debt outstanding under the PPP Loan is forgiven by the U.S. Small Business Administration or Wells Fargo Bank, N.A., as applicable, in accordance with applicable Law and any portion of the PPP Escrow Amount deposited into the PPP Escrow Account pursuant to Section 2.4.2(b) hereof is disbursed by the PPP Escrow Agent to the Company (following the Closing), Buyer or the Parent, the Buyer or the Parent promptly shall pay all of such released amounts to the Sellers in accordance with the Allocation Schedule, which amounts will be payable to and among the Stockholders and Warrantholders in accordance with the Allocation Schedule and to the Company for further distribution to and among the Accredited Optionholders in accordance with the Allocation Schedule.

8.14.2. Following the Closing, Buyer will reasonably cooperate with Seller Representative’s efforts to establish an escrow account with Wells Fargo Bank, N.A., as escrow agent, for purposes of administering the PPP Escrow Account pursuant to an escrow agreement containing substantially similar terms as it relates to the PPP Escrow Account set forth in the PPP Escrow Agreement delivered at the Closing.  Upon agreeing to a mutually acceptable escrow agreement with Wells Fargo Bank, N.A., Buyer and Seller Representative will deliver a Joint Instruction (as defined in the PPP Escrow Agreement delivered at Closing) to the Escrow Agent instructing the Escrow Agent to deliver the PPP Escrow Account in full to Wells Fargo Bank, N.A., which will then become the PPP Escrow Agent under this Agreement and such escrow agreement

8.15. Stone Creek Consulting. For purposes of calculating Estimated Company Indebtedness, the Company’s $75,000 contingent liability to Stone Creek Consulting will be treated as Estimated Company Indebtedness. Following the Closing, the Parent and Buyer will cause the Company to pay to Stone Creek Consulting $75,000 if the applicable contingencies set forth in Letter Agreement dated July 1, 2021 are satisfied. If within 150 days of the Closing, the contingencies are not satisfied, and the $75,000 payment does not become payable, unless otherwise included as part of the Purchase Price Adjustment pursuant to Section 2.5, Parent and Buyer will cause the Company to pay $75,000 to the Sellers in accordance with the Allocation Schedule, which amounts will be payable to and among the Stockholders and Warrantholders in accordance with the Allocation Schedule and to the Company for further distribution to and among the Accredited Optionholders in accordance with the Allocation Schedule.

9. Indemnification

9.1. Survival. Except as set forth in this Section  9.1, the representations and warranties of the parties contained in this Agreement or in the certificate delivered pursuant to Section 6.3 or Section 7.3, and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance prior to the Closing, shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Escrow Termination Date”), except that the Seller Fundamental Representations shall survive the Closing until the sixth (6th) anniversary of the Closing Date and the representations and warranties in Section 3.19 (Intellectual Property) shall survive the Closing until the third (3rd) anniversary of the Closing Date. The other covenants and agreements of the parties contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing in accordance with their terms. If the Buyer delivers, before the expiration of the applicable survival period described in the first sentence of this Section 9.1, a Claim Notice to the Seller Representative asserting a Liability Claim for a breach of a representation or warranty or covenant or agreement made by or on behalf of the Company or the Sellers in or pursuant to this Agreement, or if the Seller Representative delivers, before the expiration of the applicable survival period described in the first sentence of this Section 9.1, a Claim Notice to the Buyer asserting a Liability Claim for a breach of a representation or warranty or covenant or agreement made by or on behalf of Parent or the Buyer in or pursuant to this Agreement, then the representation, warranty or covenant will survive the expiration of the applicable survival period described in the first sentence of this Section 9.1 and remain in full force and effect with respect to such Liability Claim until the final resolution thereof. No Liability Claim may be made seeking indemnification for breaches of any representations, warranties, covenants or agreements pursuant to this Section 9 unless a Claim Notice in respect of such Liability Claim is provided to the applicable Indemnifying Party in accordance with this Section 9 prior to the expiration of the applicable survival period described in the first sentence of this Section 9.1.

9.2. Indemnity by the Sellers.

9.2.1. From and after the Closing, subject to the provisions of this Section 9, each Seller shall indemnify, severally but not jointly pro rata in accordance with proceeds allocable to such person, as set forth in the Allocation Schedule, the Buyer and each of its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising from:

(a) any breach of any of the representations and warranties of the Company in Section 3;

(b) any breach, or any failure to perform, any covenant or agreement in this Agreement (or in any certificate or other writing delivered by or on behalf of the Company pursuant hereto) that is required by its terms to be complied with or performed by the Company or any of its Subsidiaries prior to or at the Closing;

(c) any D&O Indemnifiable Claims against any D&O Indemnified Person, including such claims that are threatened or alleged;

(d) any Indemnified Taxes; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) in no event will the Sellers have any liability or indemnification obligation with respect to the amount, availability, or use of any Tax assets of the Company or any of its Subsidiaries (including, but not limited to, carryovers of losses, deductions, or other Tax attributes or the Tax basis of the Company’s or Subsidiaries’ assets) in any taxable period beginning on or after the Closing Date that are attributable to Pre-Closing Tax Periods; and (ii) the Buyer Indemnified Parties shall not be entitled to any indemnification, and none of the Sellers will have any liability or obligation with respect to any indemnification, for or with respect to any Taxes or other costs that might arise or accrue to the Company, any Subsidiary, or any other Person by reason of, or in connection with, any election by or on behalf of the Company or any Subsidiary thereof pursuant to Sections 336(e) or 338 of the Code with respect to any transactions contemplated by this Agreement; or

(e) any principal and unpaid interest for which the Company becomes liable under the PPP Loan Agreement that is not satisfied by the funds deposited at the Closing into the PPP Escrow Account.

9.2.2. From and after the Closing, subject to the provisions of this Section  9, each Seller shall indemnify, severally but not jointly, solely in respect of such Seller and not in respect of any other Seller, the Buyer Indemnified Parties and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising or resulting from:

(a) any breach of the representations and warranties of such Seller (and not in respect of any other Seller) in Section  4; or

(b) any breach of, or any failure to perform, any covenant or agreement of such Seller (and not any other Seller) in this Agreement (or in any certificate or other writing delivered by or on behalf of such Seller pursuant hereto);

No Seller shall have any obligations under Section 9.2.2 with respect to claims for Fraud unless the Seller knowingly participated in such Fraud.

9.2.3. Limitations on Indemnification by Sellers; Sources.

(a) Except with respect to claims for indemnification for breach of any Seller Fundamental Representation or Losses related to Fraud, the Buyer Indemnified Parties will not be entitled to indemnification under Section 9.2.1(a) (i) for an individual claim unless and until the Loss related to such individual claim is greater than $15,000; (ii) for any Loss unless and until the aggregate amount of Losses exceeds $125,000 (the “Deductible”), at which time the Buyer Indemnified Parties will be entitled to recover any Losses satisfying the requirements of this Article 9; and (iii) in excess of the Escrow Funds and Earn Out. Subject to Section9.2.3(b), the Buyer Indemnified Parties’ right under this Section 9.2.3(a) to recover such Losses is limited to recovery first from the Escrow Funds and then from the Earn Out and from no other source.

(b) The maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Parties in respect of claims pursuant to (i) Section 9.2.1(a) with respect to breaches of Seller Fundamental Representations only, (ii) Sections 9.2.1(b) - 9.2.1(d), inclusive, and (iii) Section 9.2.2 shall be equal to the Purchase Price. Subject to Section 9.2.3(c), the Buyer Indemnified Parties’ right to recover Losses under this Section 9.2.3(b) will be from the following sources:

(1) With respect to Losses arising pursuant to Section 9.2.1(a) with respect to breaches of Seller Fundamental Representations only and with respect to Losses arising pursuant to Sections 9.2.1(b) - 9.2.1(d), inclusive, first from the Escrow Funds, and to the extent the Escrow Funds are insufficient, second from the Earn Out, and to the extent the Earn Out is insufficient, then directly from the Sellers severally and not jointly in accordance with their pro rata share of any Losses in accordance with the Allocation Schedule, but only to the extent of the portion of the Purchase Price actually received by such Seller;

(2) With respect to Losses arising pursuant to Section 9.2.2, first from the applicable Seller’s remaining allocable share of the Escrow Funds, and then directly from the applicable Seller; provided, that, except in the case of Fraud in which such Seller knowingly participated, no Seller will have any liability pursuant to Section 9.2.2 in excess of the portion of the Purchase Price actually received by such Seller.

(c) Any recovery for claims against the Earn Out pursuant to Sections 9.2.3(a) and 9.2.3(b) will be made to the Buyer Indemnified Party in a ratio of Parent Stock to cash equal to the ratio of Stock Earn Out to cash comprising the Earn Out Amount pursuant to Section 2.6.2(a), (ii) any recovery of Parent Stock from the Earn Out will be valued on the basis of the Earn Out Stock Value, and (iii) any recovery for claims against the Escrow Funds will be made in accordance with the requirements of Section 9.9(b).

(d) Except in the case of Fraud in which such Seller knowingly participated, no Seller will have any liability pursuant to Section 9.2.1 or 9.2.2 in excess of the portion of the Purchase Price actually received by such Seller, and no Seller will have any liability pursuant to Section 9.2.2 as a result of breaches by other Sellers.

9.2.4. Notwithstanding anything to the contrary contained in this Agreement (including the foregoing limitations), nothing in this Agreement will (a) prevent any Buyer Indemnified Party from bringing any Action based upon the Fraud of any Person, or (b) limit the Losses recoverable by such Buyer Indemnified Party in such Action, except that the maximum Losses recoverable by such Buyer Indemnified Party in respect of Fraud by or on behalf of the Company is the Purchase Price.

9.3. Indemnity by the Buyer and the Parent. From and after the Closing, subject to the provisions of this Section 9, each of the Buyer and the Parent shall indemnify the Sellers and each of their Affiliate’s Representatives and direct and indirect owners and each of the respective successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Seller Indemnified Parties (a) to the extent arising or resulting from any breach of (i) any representation, warranty, covenant or agreement of the Buyer or the Parent in this Agreement or (ii) any covenant or agreement to be performed by the Company following the Closing, or (b) with respect to any Transfer Taxes for which the Buyer is responsible in accordance with Section 8.8.1.

9.4. Notification of Certain Claims.

9.4.1. If an Indemnified Party desires to make a Liability Claim, then the Buyer (if such Indemnified Party is a Buyer Indemnified Party) or the Seller Representative (if such Indemnified Party is a Seller Indemnified Party), as the case may be, will deliver to the Seller Representative or Buyer, respectively, a notice (any such notice delivered in accordance with the provisions of this Section  9.4.1, a “Claim Notice”): (i) describing the Liability Claim in reasonable detail (based upon the information then possessed by the Buyer or the Seller Representative, as the case may be); and (ii) indicating the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Party.

9.4.2. No delay or failure in providing such Claim Notice will affect an Indemnified Party’s rights or remedies or an Indemnifying Party’s obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced thereby.

9.4.3. If the Escrow Funds are available to satisfy the recovery of the claim asserted in such Claim Notice and have not been fully released from the Escrow Account, at the time of delivery of any Claim Notice to the Seller Representative, a duplicate copy of such Claim Notice shall be delivered to the Escrow Agent by or on behalf of the Buyer (on behalf of itself or any other Buyer Indemnified Party).

9.4.4. If the Seller Representative or the Buyer, as the case may be, in good faith objects to any claim made in any Claim Notice, then the Seller Representative or the Buyer, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to the Buyer or the Seller Representative, as the case may be, during the 30-day period commencing upon receipt by the Seller Representative or Buyer, as the case may be, of the Claim Notice. The Claim Dispute Notice will set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Claim Notice. If the Seller Representative or the Buyer, as the case may be, does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then such claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in favor of the Indemnified Party that delivered the Claim Notice for purposes of this Section  9 on the terms set forth in the Claim Notice and the applicable Indemnified Party will be indemnified for the amount of Losses set forth in the Claim Notice pursuant to this Section  9.

9.4.5. If a Claim Dispute Notice is properly delivered hereunder, then the Buyer and the Seller Representative will attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If the Buyer and the Seller Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Seller Representative will be prepared and signed by both parties.

9.4.6. If no such resolution can be reached during the 45-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either the Buyer or the Seller Representative may bring suit to resolve the objection in accordance with Section  11.9.

9.4.7. The Buyer is the sole and exclusive Person authorized to act for, bring Liability Claims on behalf of, or deliver a Dispute Notice on behalf of, the Buyer Indemnified Parties under this Agreement, and the Seller Representative is the sole and exclusive Person authorized to act for, bring Liability Claims on behalf of, or deliver a Claim Dispute Notice on behalf of, the Seller Indemnified Parties under this Agreement.

9.5. Calculation of Losses. For purposes of determining the amount of any Losses subject to indemnification under this Section 9 (except for indemnification pursuant to Section 9.2.1(e)), the amount of such Losses will be determined net of (a) any amounts taken into account as liabilities or reserves in the calculation of the Final Working Capital Amount or any other adjustments to the Purchase Price set forth in Section 2.5, and (b) the sum of any amounts recovered by Buyer Indemnified Parties under insurance policies providing covering for such Losses (the “Insurance Policies”), net of any actual out-of-pocket expenses incurred in collecting such amounts (“Insurance Proceeds”). In the event that any Insurance Proceeds are received after payment for the related indemnification claim has been made pursuant to this Section 9, then the Indemnified Party shall pay to the Sellers in accordance with the Allocation Schedule or the Buyer, as the case may be, an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 9.5 had such Insurance Proceeds been received at the time such indemnification claim was made. Each Indemnified Party shall use commercially reasonable efforts to make claims under its applicable Insurance Policies. Notwithstanding anything herein to the contrary, no disputed matter that would result in a breach of a representation, warranty, covenant or agreement herein that is the subject of a Liability Claim made pursuant to this Section 9 shall be raised to support any adjustment to Purchase Price pursuant to the terms of Section 2.5 in a manner that would circumvent the monetary limitations set forth in this Section 9.

9.6. Matters Involving Third Parties.

9.6.1. If an Indemnified Party receives written notice of any Action that has been brought or may be brought or asserted by a third party against such Indemnified Party and that will give rise to a Liability Claim under this Section 9 (each, a “Third-Party Claim”), such Indemnified Party will notify the Seller Representative promptly after receipt of such notice of any such Third-Party Claim (if a Buyer Indemnified Party is the subject of the Third-Party Claim), or notify the Buyer (if a Seller Indemnified Party is the subject of the Third-Party Claim), in each case by the delivery of a notice regarding the Third-Party Claim, which will be deemed a Claim Notice. The failure of an Indemnified Party to notify the Indemnifying Party of the commencement of any such Third-Party Claim will not limit any party’s rights or relieve any party from Liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend its interest in such Third-Party Claim.

9.6.2. In the event of any Third-Party Claim, the Indemnifying Party, upon written notice to the Indemnified Party, will have the right in its sole discretion to assume and control the defense of any such Third-Party Claim. In such event, the Indemnified Party will be given the opportunity to participate at its own cost in, but not direct or conduct, any defense of such Third-Party Claim, unless such participation would adversely affect any privilege of the Indemnifying Party in respect of such Third-Party Claim. The Indemnifying Party will not settle any such Third-Party Claim without the consent of the Indemnified Party unless such settlement (i) provides solely for the payment of money in an amount that is less than the remaining Escrow Funds that are not subject to any other Liability Claim, (ii) provides for a full release of the Indemnified Parties involved in such Third-Party Claim and (iii) does not involve any admission by any Indemnified Party of breach, violation or wrongdoing or involve any future covenants of an Indemnified Party, other than covenants of confidentiality relating to the terms of such settlement. If requested by the Buyer, the Seller Representative will enter into a separate confidentiality or joint defense agreement prior to participating in the defense of any Third-Party Claim.

9.6.3. If the Indemnifying Party does not elect to control the defense of a Third-Party Claim in accordance with Section 9.6.2, the Indemnified Party will assume control of the defense of the Third-Party Claim. The Indemnifying Party will have the right, in its sole discretion, to settle any Third-Party Claim, but no settlement of any such Third-Party Claim with third party claimants will be determinative of the amount of Losses relating to such matter unless the Indemnifying Party consents to such settlement.

9.6.4. The party controlling the defense of a Third-Party Claim will (i) keep the non-controlling party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the non-controlling party with respect thereto and (ii) make available to the non-controlling party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to confidentiality obligations and the protection of the attorney-client privilege). The non-controlling party will furnish the controlling party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other proceedings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the controlling party in the defense of such Third-Party Claim.

9.7. Materiality. Solely for purposes of calculating any Losses suffered by the other Person on account of any breach of any representation, warranty, covenant or agreement of a Person under this Section 9, each such representation, warranty, covenant or agreement qualified by words or phrases such as “material,” “in all material respects” or “Material Adverse Effect” or any similar term shall be read as if such qualification did not exist (except with respect to Section 3.6 (Ordinary Course of Business; No Material Adverse Effect) and the definition of “Material Contracts”).

9.8. No Contribution. None of the Sellers or the Seller Representative will have any right of contribution, right of indemnity or other right or remedy against the Buyer or any of its Affiliates, the Company or any of its Subsidiaries, or any of their Representatives in connection with any indemnification obligation or any other Liability to which such Person may become subject pursuant to or in connection with this Agreement.

9.9. Escrow.

(a) Escrow Amount shall be held by the Escrow Agent in the Escrow Account until paid in accordance with Section 2.5 and this Section 9 and the Escrow Agreement. From and after the Closing, the Escrow Amount will be available to compensate the Buyer Indemnified Parties for Losses in accordance with this Section 9 and the Escrow Agreement. The Escrow Agreement shall provide that following the Escrow Termination Date, the Escrow Agent shall pay to the Sellers, in accordance with the Allocation Schedule, the remainder of the Escrow Funds no later than five (5) Business Days after the expiration of the Escrow Termination Date, other than such portion of the Escrow Funds that is subject to pending but unresolved or unsatisfied Liability Claims specified in any Claim Notice (the “Retained Amounts”). The Escrow Agreement shall provide that any Retained Amounts shall be released to the Sellers, in accordance with the Allocation Schedule, no later than five (5) Business Days after the date of final resolution and payment of the outstanding claim for indemnification. In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern. The fees, costs and expenses of the Escrow Agent shall be paid 50% by the Buyer and 50% by the Sellers.

(b) Any portion of the Escrow Funds disbursed by the Escrow Agent to compensate the Buyer Indemnified Parties for Losses in accordance with Section 9 or to be paid to the Sellers following the Escrow Termination Date in accordance with Section 9.9(a) shall be made in a ratio of Parent Stock to cash equal to the ratio of the Escrow Stock Amount to the Escrow Cash Amount deposited with the Escrow Agent at Closing. For purposes of determining the value of any distributions made pursuant to this Section 9.9(b), shares of the Parent Stock will be valued on the basis of the Closing Stock Value.

9.10. Tax Treatment. The Buyer and the Sellers will treat any payment received pursuant to Section 2.5.5 and this Section 9 as an adjustment to the purchase price for Tax and financial reporting purposes, except to the extent otherwise required by any Legal Requirement.

9.11. Acknowledgement by the Buyer.

THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS SET FORTH IN SECTIONS 3 AND 4 OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS, AS APPLICABLE, TO THE BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION SUPPLIED RELATING TO THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS AND ARE NOT BEING RELIED UPON BY THE BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

9.12. Reserved.

9.13. Payment Process. Any indemnification payment to be made by an Indemnifying Party pursuant to this Section 9 will be effected by wire transfer of immediately available funds from the Indemnifying Party to the account designated by the Buyer or the Seller Representative (on behalf of the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively) within five (5) Business Days after such Losses have been determined by (a) a final, non-appealable order or judgment of a court of competent jurisdiction or (b) a written, executed agreement between the Buyer and the Seller Representative.

9.14. Seller Representative.

9.14.1. Subject to the requirements of Section 9.14.2 below, by approval of this Agreement in accordance with the laws of the State of Delaware, each Seller hereby irrevocably appoints Yuz, on an exclusive basis, as such Seller’s true and lawful attorney-in-fact, representative, agent and proxy, with full power of substitution or re-substitution, to act solely and exclusively, on behalf of such Seller with respect to any and all matters relating to this Agreement and the Escrow Agreement, including (i) that the Parent Stock subject to the Escrow Stock Amount initially may be titled in the name of the Stockholder Representative on behalf of the Sellers until released from the Escrow Account, at which time the Parent Stock will be re-titled in the name of the Sellers in accordance with the Allocation Schedule, (ii) to perform covenants, exercise rights and satisfy obligations of the Sellers herein, to communicate to, and receive all communications and notices from the Buyer, (iii) to resolve with the Buyer and the Independent Referee the Closing Statement and the calculation of any adjustment to the Purchase Price related thereto, (iv) to authorize deliveries to the Buyer Indemnified Parties of cash or other property from the Escrow Account, or to object to related claims in accordance with the Escrow Agreement, (v) to consent or agree to, negotiate, enter into settlements and compromises of, and comply with Governmental Orders with respect to any indemnification claims or disputes under this Agreement, (vi) to authorize the release of the Seller Representative Fund Amount or otherwise control the Seller Representative Fund Amount, and (vii) to do each and every act, implement any decision and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement, except that (x) the Seller Representative may not receive any funds payable hereunder on behalf of the Sellers, and if Seller Representative receives any such funds, it will promptly distribute those funds to the applicable Sellers in accordance with the Allocation Schedule and (y) any action by on or the party of the Seller Representative, including in respect of indemnification claims, disputes related to the release of escrow funds, or matters related to the Earn-Out, that might impact the proceeds payable to Siemens or otherwise relates to any liability of Siemens also requires the written consent of Siemens, which Siemens may grant or withhold in its discretion. If Yuz or any successor or replacement of his as Seller Representative is ever unable and/or unwilling to act as a Seller Representative, the Persons holding a majority of the Shares to be sold pursuant to this Agreement may select another representative or representatives to replace such Seller Representative(s) and such substituted representative shall be deemed to be such Seller Representative(s) for all purposes of this Agreement.

9.14.2. Subject to the approval requirements set forth in the proviso below, the Seller Representative is hereby authorized and empowered to exclusively act as the representative of the Sellers, and to take all action deemed by the consent of the Seller Representative on behalf of the Sellers required or permitted to be taken by the Seller Representative under this Agreement and/or the Escrow Agreement, including with respect to any claims (including the settlement thereof) made by the Buyer for indemnification pursuant to this Section 9; provided that, prior to taking any action on behalf of the Sellers (including in respect of the use of the Seller Representative Fund Amount) (a “Proposed Action”), the Seller Representative must first submit the Proposed Action to Siemens, Michael Yuz and Brian Phelan (each, a “Representative Committee Member” and collectively, the “Representative Committee”) for approval. A Proposed Action will be deemed approved by the Representative Committee and the Seller Representative may undertake such Proposed Action if a majority of the Representative Committee Members vote to approve the Proposed Action. For the avoidance of doubt, the Seller Representative may not undertake a Proposed Action if the Representative Committee does not approve such Proposed Action. Each Representative Committee Member may approve a Proposed Action in writing, including electronically via email, and meetings of the Representative Committee are not required. The Sellers shall be bound by all actions taken by the Seller Representative in its capacity as such. Each Seller acknowledges and agrees that the Seller Representative shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated and no Seller shall have any right to act on its own behalf with respect to any of the foregoing matters. The Seller Representative shall promptly, and in any event within five (5) Business Days thereof, provide written notice to the Sellers of any action taken on behalf of the Sellers by the Seller Representative pursuant to the authority delegated to the Seller Representative under this Section 9.14. The Seller Representative shall at all times act in its capacity as Seller Representative in a manner that the Seller Representative believes to be in the best interest of the Sellers. The Sellers agree that the Buyer Indemnified Parties shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and any of the foregoing matters. Notwithstanding anything contained herein to the contrary, the Sellers shall remain bound by their obligations under this Agreement, including under Sections  8 and  9.

9.14.3. Neither the Seller Representative (nor any of his Representatives, if applicable) nor the Representative Committee Members shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of his gross negligence, bad faith, fraud or willful misconduct. Each of the Seller Representative and the Representative Committee Members, respectively, may consult with legal counsel, independent public accountants and other experts selected by them and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of counsel, accountants or experts. Neither the Seller Representative nor any Representative Committee Member, respectively, shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Seller Representative and the Representative Committee Members, respectively, shall not be required to exercise any discretion or take any action. Each Seller, severally in accordance with its pro rata share of the Purchase Price, shall indemnify and hold harmless and reimburse the Seller Representative and the Representative Committee Members from and against any and all Losses incurred by the Seller Representative and each Representative Committee Member, respectively, in each case solely in his capacity as such, arising out of or resulting from any action taken or omitted to be taken by the Seller Representative under this Agreement or the Escrow Agreement, other than such Losses arising out of or resulting from the Seller Representative’s gross negligence, bad faith, fraud or willful misconduct.

9.14.4. At the Closing, Buyer will deliver the Seller Representative Fund Amount to a bank account designated by the Seller Representative, which will be controlled by the Seller Representative and used solely to pay the costs and expenses, if any, incurred by the Seller Representative in the performance of his obligations as the Seller Representative.

9.14.5. In all matters relating to this Article 9 and subject to the approval requirements of the Representative Committee, the Seller Representative shall be the only party entitled to assert the rights of the Sellers, and the Seller Representative shall be permitted to perform all of the obligations of the Sellers hereunder, provided that the Sellers shall remain bound by their obligations under this Agreement including any payment obligations. Buyer shall be entitled to rely on all statements, representations, and decisions of the Seller Representative.

10. Termination.

10.1. Termination.] The parties may not terminate this Agreement other than as follows:

10.1.1. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Seller Representative.

10.1.2. The Buyer may terminate this Agreement by delivering written notice to the Seller Representative at any time prior to the Closing in the event (a) the Seller Representative, Sellers or the Company is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Buyer has notified the Seller Representative of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 6 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if the Buyer is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7 to not be satisfied.

10.1.3. The Sellers may terminate this Agreement by the Seller Representative delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Seller Representative have notified the Buyer of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 7 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if the Sellers, the Seller Representative or the Company is then in material breach of this Agreement so as to cause the conditions set forth in Section 7 to not be satisfied.

10.1.4. The Buyer, on the one hand, or the Seller Representative, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after December 15, 2021(the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.4 if that party’s breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by the Expiration Date.

10.1.5. Either the Buyer, on the one hand, or the Seller Representative on behalf of the Sellers, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues a Governmental Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such Governmental Order shall have become final and non-appealable; provided, that the Person seeking to terminate pursuant to this Section 10.1.5 (or, in the case where the Seller Representative and the Company are seeking to terminate, the Company, the Seller Representative and the Sellers) has not breached its obligations under Section 8.4 so as to cause the issuance of such Governmental Order.

10.1.6. The Sellers may terminate this Agreement, with no need to allow any additional cure period, by the Seller Representative delivering written notice to the Buyer at any time prior to the Closing in the event that the conditions set forth in Section 6 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Sellers have confirmed that the Sellers and the Company are prepared to consummate the Closing and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.3 (a “Buyer Failure to Close”).

10.1.7. The Buyer may terminate this Agreement, with no need to allow any additional cure period, by delivering written notice to the Seller Representative at any time prior to the Closing in the event that the conditions set forth in Section 7 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Buyer has confirmed that it is prepared to consummate the Closing and the Sellers, the Company or the Seller Representative fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.3 (a “Seller Failure to Close”).

Notwithstanding anything to the contrary in this Agreement, (i) the Buyer may not terminate this Agreement following any Buyer Failure to Close and (ii) neither the Sellers, the Company, nor the Seller Representative may terminate this Agreement following any Seller Failure to Close. The party seeking to terminate this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4, 10.1.5 10.1.6 or 10.1.7 will give written notice of such termination to the other parties (provided that any such notice on behalf of the Sellers shall be provided by the Seller Representative), including a brief description of the basis on which such party is terminating this Agreement.

10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 8.3 (Confidentiality; Announcements), Section 9.11 (Acknowledgement by the Buyer), this Section 10.2 (Effect of Termination), Section 1.2 (Definitions) and Section 11 (Miscellaneous), and the Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations of the parties, and (b) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in this Section 10.2 that survive such termination, (ii) subject to Section 9.11, for fraud or (iii) for any breach of any covenant or agreement contained herein occurring prior to such termination.

11. Miscellaneous.

11.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier, facsimile or by e-mail (as a PDF). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) on the date that delivery is confirmed in the courier’s systems when sent by courier delivery or (c) upon confirmation of receipt when sent by facsimile or e-mail (as a PDF), addressed as follows:

If to the Buyer or the Parent or, after the Closing, the Company, to:

Nano-X Imaging Ltd.

Communications Center

Neve Ilan, Israel 9085000

Facsimile number: [●]

Email: ilan.r@nanox.vision

Attention: Ilan Rotem, General Counsel

with a copy (which will not constitute notice) to:

Crowell & Moring, LLP

1001 Pennsylvania Ave., NW

Washington, DC 20004

Facsimile number: (202) 628-5116

Email: mkass@crowell.com

Attention: Mark A. Kass

If to the Sellers, or, prior to the Closing, to the Company, to: USARAD Holdings, Inc. 3201 N Federal Hwy. Suite 212 Ft. Lauderdale, FL 33306 Email: myuz@secondopinions.com Attention: Michael Yuz, CEO with a copy (which will not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

E-mail: dcreekman@wyrick.com
Attention: David P. Creekman

and

Tobin Reyes, P.A.

225 NE Mizner Blvd.

Suite 510
Boca Raton, Florida 33432

Email: mdebiase@tobinreyes.com
Attention: Michael De Biase

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

11.2. Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.

11.3. Entire Agreement. The agreement of the parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

11.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

11.5. Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Seller Representative.

11.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8.7, 9, and 11.16, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

11.7. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Seller Representative, provided that, (a) the Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms of this Agreement, but no such assignment or delegation will relieve the Buyer of its obligations under this Agreement if such assignee does not perform such obligations, (b) the rights and obligations of the Seller Representative may be assigned and delegated pursuant to Section 9.14, and (c) any Seller may Transfer its rights to payment hereunder, including (for the avoidance of doubt) the right to receive any portion of the Earn Out Amount, if earned, and Escrow Funds, to another Seller hereunder prior to and following the Closing. The Seller Representative will provide the Buyer with an updated Allocation Schedule reflecting such Transfer within five (5) Business Days after any such transfer. Any purported assignment in breach of this Section 11.7 shall be null and void.

11.8. Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.9. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, except as provided in Section 2.5, to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if, the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 11.1 will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.

11.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.11. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.

11.12. Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged immediately, extensively and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof. Subject to Section 9 hereof and the limitations set forth therein, such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies to which such party may be entitled. Each of the parties hereby acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to any party. Each party further agrees that, in the event of any action for injunctive relief or for specific performance in respect of any breach or violation, or threatened breach or violation, of this Agreement, it shall not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on any other grounds.

11.13. No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

11.14. Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.15. Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the subsections of Sections 3 and 4 contained in this Agreement, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty in such subsection of Section 3 or Section 4 will be deemed adequately disclosed as an exception with respect to all other representations and warranties in Section 3 or Section 4 to the extent that the relevance of such item to such other representations and warranties in Section 3 or Section 4 is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

11.16. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 8.7, the Persons who are the beneficiaries of the rights under such Section; with respect to Section 9, the Persons who are the beneficiaries of the indemnification under such Section.

11.17. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.18. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

[The remainder of this page is intentionally blank. Signatures follow.]

In witness whereof, the parties have caused this Stock Purchase Agreement to be executed under seal by their respective duly authorized officers as of the date first written above.

THE BUYER:	NANO-X IMAGING, INC.

	By:	/s/ James Dara
	Name:	James Dara
	Title:	President

THE PARENT:	NANO-X IMAGING LTD.

	By:	/s/ Ran Daniel
	Name:	Ran Daniel
	Title:	Chief Financial Officer

THE COMPANY:	USARAD HOLDINGS, INC.

	By:	/s/ Michael Yuz
	Name:	Michael Yuz, MD,MBA
	Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

THE SELLERS:

/s/ MichaelYuz
Michael Yuz

Siemens Healthineers Beteiligungen GmbH & Co. KG

	By:	/s/ Sanders Gernot
	Name:	Sanders Gernot
Title:

	By:	/s/ Hummel Roland
	Name:	Hummel Roland
Title:

Omphalos Venture Partners, LLC

/s/ Mark Marlow
	Name:	Mark Marlow
	Title:	President

Physician Fund LP

	By:	B. Bobby Bahram
	Name:	B. Bobby Bahram
	Title:	Manager of the Manager of the General Partner

/s/ Aleksandr Viventsov
Aleksandr Viventsov

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

KHBH, LLC

By:	/s/ Brian Harrington
Name:	Brian Harrington
Title:	Manager

/s/ Brent Backhaus
Brent Backhaus

/s/ Lorna Backhaus
Lorna Backhaus

/s/ Victor Koros
Victor Koros

Brent and Lorna Backhaus, as Tenants by the Entirety

/s/ Brent Backhaus
Brent Backhaus, TBE

/s/ Lorna Backhaus
Lorna Backhaus, TBE

/s/ Eduard Michel
Eduard Michel

THE ACCREDITED OPTIONHOLDERS:

/s/ Mark Marlow
Mark Marlow

/s/ Brian Phelan
Brian Phelan

/s/ Pradheep Shanker
Pradheep Shanker, MD

/s/ Elaine Yuz
Elaine Yuz

Signature Page to Stock Purchase Agreement